Exhibit 10.79

Portions of this exhibit marked [*] are requested to be treated confidentially.

EXECUTION VERSION

LICENSE AGREEMENT

between

Photocure ASA

and

Salix Pharmaceuticals, Inc.

Dated 19 October 2010

i

[*]	Confidential treatment requested.

EXHIBITS

Exhibit 1.7	Asia Territory
Exhibit 1.30	Europe Territory
Exhibit 1.32	Existing Formulations
Exhibit 1.58	Licensed Patents
Exhibit 1.60	Licensed Trademarks
Exhibit 1.95	Salix COGS
Exhibit 1.97	Salix Competitors
Exhibit 5.1	Technology Transfer to Salix Under Section 5.1
Exhibit 5.2	Initial Development Outline
Exhibit 9.10	Patent for Which Obligations Under Section 9.10(b)(i) Shall Not Apply
Exhibit 11.2	Photocure Knowledge

TABLE OF CONTENTS

Page
Exhibit 11.2(m)	Adverse Events Known to Photocure or its Affiliates
Exhibit 11.2(n)	Clinical and Pre-Clinical Studies Conducted by Photocure
Exhibit 12.6	Press Release

v

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), entered into as of 19 October 2010 (the “Effective Date”), is made by and between Photocure ASA, a Norwegian corporation (“Photocure”), and Salix Pharmaceuticals, Inc., a Delaware corporation (“Salix”). Photocure and Salix are sometimes collectively referred to herein as the “Parties” or individually as a “Party”.

BACKGROUND

A. Photocure has developed a hexylaminolevulinate compound, and its method of manufacture and use, as a photosensitizing agent in the diagnosis of colorectal cancer.

B. Photocure has significant experience in both the development and commercialization of photodynamic medicinal and medical device products in other fields of use.

C. Salix and Photocure desire to collaborate on the development and commercialization of Photocure’s product for the diagnosis, staging or monitoring of gastrointestinal dysplasia or cancer (the diagnosis, staging or monitoring of gastrointestinal dysplasia or cancer hereinafter referred to as the “Field”).

D. Photocure is willing to grant to Salix, and Salix desires to obtain, an exclusive license to the Licensed IP for the development and commercialization of Lumacan Products for use and sale in the Field in the Salix Territory (as defined below), all on the terms and conditions set forth below.

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

All capitalized terms used and not otherwise defined herein shall have the meanings set forth below:

1.1 “Adverse Events” has the meaning set forth in Section 11.2.

1.2 “Acquisition,” with respect to a Party, means a merger, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of a Person) or similar transaction by or with the Party, other than a Change in Control of the Party.

1.3 “Affiliate” means any person, corporation, partnership, firm, joint venture or other entity that, directly controls or is controlled by, or is under common control with a Party. For purposes of this definition , “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) ownership, directly or indirectly, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the voting securities, or other voting ownership interests, in the case of any limited liability company or other type of legal entity.

1.4 “ANDA” means an Abbreviated New Drug Application as defined in the FDC Act and the regulations promulgated thereunder.

1.5 “Applicable Law” means applicable laws, statutes, rules, regulations and guidances, including rules, regulations, guidances, guidelines or other requirements of Regulatory Authorities or other governmental authorities, as in effect from time to time in any jurisdiction.

1.6 “API Supply Agreement” has the meaning set forth in Section 8.1.

1.7 “Asia Territory” means the countries listed in Exhibit 1.7.

1.8 “Authorized Generic Product” means a generic version of a Lumacan Product that is manufactured and or sold in the United States under an NDA.

1.9 “Authorized Generic Product Commencement Date” means the date on which a Third Party files with the FDA an ANDA or an application under 21 U.S.C. § 355(b)(2) that refers to a Lumacan Product as the reference-listed drug, provided that if such Third Party withdraws its ANDA or application under 21 U.S.C. § 355(b)(2) prior to Salix’s first commercial sale of an Authorized Generic Product, then from and after the date of such withdrawal the Authorized Generic Product Commencement Date shall be deemed not to have occurred in respect of such ANDA or application under 21 U.S.C. § 355(b)(2) and Salix may not, so long as such ANDA or application under 21 U.S.C. § 355(b)(2) remains withdrawn, sell or offer to sell an Authorized Generic Product as a result of the withdrawn ANDA or application under 21 U.S.C. § 355(b)(2).

1.10 “Board of Directors” has the meaning set forth in Section 1.14.

1.11 “cGCP” means current good clinical practices as stated in Applicable Law, including Directive 2001/20/EC, Directive 2005/28/EC, and 21 C.F.R. Parts 50, 56 and 312 et seq., each as amended from time to time and all FDA and ICH guidelines related thereto, including the ICH Consolidated Guidelines on Good Clinical Practices.

1.12 “cGLP” means current good laboratory practices as stated in Applicable Law, including Directive 2004/10/EC and 21 C.F.R. Part 58 et seq., each as amended from time to time and all FDA and Council of the Organization for Economic Cooperation and Development (OECD) guidelines related thereto.

1.13 “cGMP” means current good manufacturing practices as stated in Applicable Law, including 21 C.F.R. Part 210 and 211 and Directive 2003/94/EEC, each as amended from time to time and all FDA, European Commission and ICH guidelines related thereto.

1.14 “Change in Control,” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date:

(a) any “person” or “group” (as such terms are defined below) (a) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or (b) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors or similar governing body (“Board of Directors”); or

(b) such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

(c) such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets; or

(d) the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this definition of Change in Control, (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act, (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act, and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.15 “Claims” has the meaning set forth in Section 13.1.

1.16 “Clinical Data” means all information relating to Lumacan Products made, collected or otherwise generated in the performance of or in connection with any clinical trials (including any Post Approval Clinical Studies), including any data, reports and results relating thereto.

1.17 “CMC” means Chemistry, Manufacturing and Controls information as required to be submitted under Section 505 of the FDC Act and 21 C.F.R. 214.

1.18 “Commercialization” or “Commercialize” means any and all activities (whether before or after MAA Approval in a country) directed to the marketing, promoting, distributing, importing, offering to sell or selling of Lumacan Products in the Field, including development of sales processes, pre-launch market development activities conducted prior to obtaining MAA Approval, market research, advisory boards, communications support, medical congresses and meetings, product-related publications, planning for health technology assessment, seeking and obtaining Pricing and Reimbursement Approvals, cost-effectiveness and market access support, medical education programs, product-related public relations, detailing, development of visual sales aids, field marketing events such as peer influence programs featuring medical thought leaders, educational grants, sales meetings, pharmacovigilance (adverse event reporting), Post Approval Clinical Studies, making arrangements with Third Party manufacturers to make photodynamic devices for use in combination with the Lumacan Products commercially available, and regulatory affairs with respect to the foregoing.

1.19 “Commercially Reasonable Efforts” means efforts and resources commonly used in the pharmaceutical industry for an internally-developed product of similar commercial potential at a similar stage in its lifecycle, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position, the regulatory structure involved, profitability (including pricing and reimbursement status achieved) and all other relevant factors. Commercially Reasonable Efforts shall be determined with respect to Salix on a market-by-market basis for each Lumacan Product without regard to the particular circumstances of Salix, including any other product opportunities of Salix, but with due regard to any payments payable to Photocure under Article 4.

1.20 “Completion of Clinical Development” means the completion, including preparation of the final report, of all Phase III Clinical Trials required for submission of the MAA in the United States.

1.21 “Confidential Information” means all embodiments of Technical Information and all other information disclosed by one Party to the other Party prior to the Effective Date or during the Term, that either are identified as confidential or are information that is of a nature that is customarily regarded as confidential within the pharmaceutical industry, whether disclosed in electronic, tangible, oral or visual form; provided, that oral or visual disclosures shall be deemed confidential only if they are confirmed as confidential in writing by the disclosing Party prior to or at the time of disclosure or within [*] ([*]) days thereafter or if the other Party should reasonably know that such visual or oral disclosures were intended to be confidential. Notwithstanding the foregoing, Confidential Information shall not include such information that: (a) as of the date of disclosure is known to the Party receiving such disclosure or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Party receiving such disclosure; or (c) as of the date of disclosure or thereafter is obtained from a Third Party free from any obligation of confidentiality to the disclosing Party. Information that is otherwise Confidential Information and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

1.22 “Continuing Royalties” has the meaning set forth in Section 4.5.

1.23 “Control” means, with respect to any item of Technical Information, Regulatory Documentation, Patent, trademark or other intellectual property right, possession of the right, whether directly or indirectly, whether existing as of the Effective Date or thereafter acquired, and whether by ownership, license or otherwise (other than by operation of any license

[*]	Confidential treatment requested.

and other grants hereunder), to assign or grant a license, sublicense or other right to or under such Technical Information, Regulatory Documentation, Patent, trademark or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.24 “CTA” means a Clinical Trial Authorisation or an application therefor pursuant to Directive 2001/20/EC and the regulations promulgated thereunder for initiating a clinical trial in the European Union or any other equivalent Regulatory Approval or application therefor in any other country in the Salix Territory.

1.25 “Cure Period” has the meaning set forth in Section 14.2.

1.26 “Develop” or “Development” means the conduct of non-clinical and clinical pharmaceutical development activities directed to obtaining or maintaining Regulatory Approvals (other than Pricing and Reimbursement Approvals) for Lumacan Products, including the development, in consultation with Third Party manufacturers, of photodynamic devices for use in combination with the Lumacan Products, toxicology, pharmacology, absorption, distribution, metabolism, and elimination (ADME) activities, CMC activities, test method development, drug delivery system development, device development, stability testing, process development, technology transfer, formulation development, quality assurance and quality control development, statistical analysis, clinical studies, pharmacovigilance, regulatory affairs and other regulatory activities with respect to the foregoing.

1.27 “Development Plan” has the meaning set forth in Section 5.2.

1.28 “Dispute” has the meaning set forth in Section 15.12.

1.29 “Drug Master File” or “DMF” means all submissions of information to the FDA pursuant to 21 C.F.R. 314.420 and otherwise in connection with the filing of a drug master file with the FDA in the United States relating to the HAL Active Ingredient, and, in any jurisdiction outside the United States, all equivalent submissions of information to any applicable Regulatory Authorities in such other jurisdiction relating to the HAL Active Ingredient, including as set forth in the Committee for Medicinal Products for Human Use Guideline on Active Substance Master File Procedure.

1.30 “Europe Territory” means the countries listed or otherwise specified on Exhibit 1.30.

1.31 “Executive Mediation” has the meaning set forth in Section 15.12.

1.32 “Existing Formulations” means any of those formulations of Lumacan Products Developed through the Effective Date by Photocure as the same exist on the Effective Date, as more fully described on Exhibit 1.32.

1.33 “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of, and “Exploitation” means the act of Exploiting a product or process.

1.34 “FDC Act” means the United States Food, Drug and Cosmetic Act, as amended.

1.35 “FDA” means the United States Food and Drug Administration or any successor thereto.

1.36 “Field” has the meaning set forth in the preamble.

1.37 “First Acceptance of Filing Submission” means with respect to an MAA, the occurrence of the earlier of: (a) the expiration of the period specified in Applicable Law for any notice by the applicable Regulatory Authority that such MAA will not be accepted for review, without Salix or its Sublicensees having received such notice from such Regulatory Authority; or (b) the receipt by Salix or its Sublicensees from the applicable Regulatory Authority of notice that such MAA will be accepted for review, provided that in any case, if neither such period for acceptance nor such notice is provided for in Applicable Law, then the MAA shall be deemed “accepted” on the date such MAA was submitted to the applicable Regulatory Authority.

1.38 “First Commercial Sale” means, with respect to a country in the Salix Territory, the date on which any Lumacan Product is first sold for end use in the Field in such country by Salix or any of its Sublicensees or distributors to a Third Party (i.e. other than sale by Salix to its Sublicensees or distributors) in a commercial arm’s-length transaction following receipt of all MAA Approvals of the Lumacan Product necessary for such sale in such country.

1.39 “First Dosing in the First Phase II Clinical Trial” means the date on which the first study subject is dosed in the first Phase II Clinical Trial that is conducted by or on behalf of Salix (or its Sublicensee).

1.40 “HAL Active Ingredient” means [*].

1.41 “HAL Product” means any product containing HAL Active Ingredient, whether alone or in combination with other active pharmaceutical ingredients or other substances.

1.42 “Hatch-Waxman Act” means the United States Drug Price Competition and Patent Term Restoration Act of 1984 (21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)), as amended from time to time and the rules and regulations promulgated thereunder (or any successor thereto) and any equivalent Applicable Law in other countries, as in effect from time to time.

1.43 “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.44 “Improvement” means any improvement, modification, invention, discovery or development, whether or not patented or patentable, that is acquired, conceived,

[*]	Confidential treatment requested.

discovered, developed or otherwise made by or on behalf of a Party or its licensees or sublicensees (in the case of Salix, Sublicensees) or any of its or their respective Affiliates.

1.45 “Indemnitor” has the meaning set forth in Section 13.3.

1.46 “Initial Indication” means the diagnosis, staging or monitoring of [*].

1.47 “Invoiced Sales” has the meaning set forth in Section 1.70.

1.48 “Initial Development Outline” has the meaning set forth in Section 5.2.

1.49 “In-License Agreements” has the meaning set forth in Section 11.2.

1.50 “In-Licensed Patents” has the meaning set forth in Section 11.2.

1.51 “Joint Improvements” has the meaning set forth in Section 9.1.

1.52 “Joint Patents” has the meaning set forth in Section 9.1.

1.53 “Joint Technology” has the meaning set forth in Section 9.1.

1.54 “[*]” means, collectively, [*].

1.55 “[*] Patents” means the Patents identified as “[*] Patents” on Exhibit 1.58, which are jointly owned by [*] and licensed to Photocure under that certain License Agreement, dated February 13, 2000, as amended, between Photocure and [*].

1.56 “License Notice” has the meaning set forth in Section 2.5.

1.57 “Licensed IP” means the Licensed Technical Information, the Licensed Patents, the Licensed Trademarks and Photocure’s interest in the Joint Technology.

1.58 “Licensed Patents” means (a) the Patents set forth in Exhibit 1.58 and (b) all other Patents Controlled by Photocure or its Affiliates as of the Effective Date or at any time during the Term that claim or cover (i) the HAL Active Ingredient or any Lumacan Product as a

[*]	Confidential treatment requested.

composition of matter, (ii) the use of the HAL Active Ingredient or any Lumacan Product in the Field, (iii) the Manufacture of the HAL Active Ingredient or any Lumacan Product, or (iv) any composition of matter, method of use, invention, discovery or development that is reasonably necessary or useful for the Manufacture of the HAL Active Ingredient or Lumacan Products, the Development of the HAL Active Ingredient or Lumacan Products in the Field, or the Commercialization of Lumacan Products in the Field; provided, that the inclusion of the [*] Patents is subject to Section 9.11.

1.59 “Licensed Technical Information” means all Technical Information Controlled by Photocure or its Affiliates as of the Effective Date or at any time during the Term, but excluding any such Technical Information to the extent covered or claimed by the Licensed Patents.

1.60 “Licensed Trademarks” means the trademarks, trademark registrations, trademark applications and domain names identified in Exhibit 1.60, including all variations or derivatives thereof used or developed for use in connection with the Manufacture of the HAL Active Ingredient or Lumacan Products, the Development of the HAL Active Ingredient or Lumacan Products in the Field, or the Commercialization of Lumacan Products in the Field in the Salix Territory, and all alternative trademarks and all corresponding domain names for which registration and Regulatory Approvals, as applicable, are obtained in connection with Lumacan Products pursuant to Section 10.1.

1.61 “Losses” has the meaning set forth in Section 13.1.

1.62 “Lumacan Products” means any and all HAL Products in a formulation suitable for use in the Field. Lumacan Products does not include (a) any product that is a [*] formulation developed or commercialized for [*]; (b) any product developed or commercialized for the diagnosis, staging or monitoring of diseases or medical conditions of the [*], including the product marketed as of the Effective Date by Photocure and its licensee, GE Healthcare, under the trademark “HEXVIX” or “CYSVIEW”; or (c) any product developed or commercialized for diagnosis, staging, monitoring or treatment of diseases or medical conditions of the [*].

1.63 “Lumacan Supply Agreement” has the meaning set forth in Section 8.2.

1.64 “MAA” means a marketing authorization application, NDA or other product registration application filed with any Regulatory Authority to obtain approval to sell a Lumacan Product in a country or region and all supplements, variations and other amendments thereof.

1.65 “MAA Approval” means, with respect to each country or region, approval of the applicable MAA by the applicable Regulatory Authority.

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1.66 “Major Market Countries” means the following countries, to the extent included in the Salix Territory: [*].

1.67 “Manufacture” or “Manufacturing” means those manufacturing-related activities that support the Development and Commercialization of Lumacan Products, including the synthesis, formulating, processing, scale-up, validation, qualification and audit of manufacturing facilities, bulk production, packaging, Product Labeling, fill/finish work, storage and release of Lumacan Products and related quality assurance/quality control and technical support activities.

1.68 “Marketing Plan” means a comprehensive plan prepared by Salix (as amended from time to time) that specifies the efforts Salix (and its Sublicensees) intend to use to Commercialize Lumacan Products, which plan shall be consistent with Salix’s obligations under Section 7.1 and shall include with reasonable detail a description of, and estimated timeline and quarterly spending commitments for, all marketing, detailing, promotional and distribution activities, including pre-launch activities, the expected date of launch in each Major Market Country in the Salix Territory, sales force size and allocation in each Major Market Country in the Salix Territory, sales and marketing management, the type and level of sales activities to be performed by Salix in furtherance of the Commercialization of Lumacan Products, and the general strategies of the marketing and promotional campaigns to be conducted in each Major Market Country in the Salix Territory.

1.69 “NDA” means a New Drug Application or other product registration application filed with the FDA to obtain approval to sell a Lumacan Product for use in the Field in the United States.

1.70 “Net Sales” means, for any period, the gross amount invoiced by Salix and its Affiliates and Sublicensees for sales of Lumacan Products to Third Parties (other than Sublicensees) (the “Invoiced Sales”), less deductions for

(a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods and returns, (ii) administrative and other fees and reimbursements, rebates, chargebacks and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates and fees paid to distributors, and (iv) chargebacks;

(b) freight, postage, shipping and insurance expenses to the extent that such items are included in the Invoiced Sales;

(c) customs and excise duties and other duties related to the sales to the extent that such items are included in the Invoiced Sales;

(d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation

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of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

(e) sales and other taxes and duties directly related to the sale or delivery of the relevant Lumacan Product (but not including taxes assessed against the income derived from such sale);

(f) in respect of sales outside the United States, deductions related to pharmaceutical distribution and sales in the applicable jurisdiction that are substantially similar to deductions otherwise set forth in clauses (a) through (e), above, but because of local Applicable Law, practices and customs may not conform in terminology or other such respects to the deductions set forth in the said clauses (a) through (e);

(g) distribution expenses charged by Salix to its customers as a separately identifiable line item as part of Invoiced Sales; and

(h) any such invoiced amounts that are not collected by Salix or its Affiliates,

in each case, as accounted for in accordance with United States generally accepted accounting principles, consistently applied. Any of the deductions listed above that involves a payment by Salix or its Affiliates or Sublicensees shall be taken as a deduction in the quarter in which the payment is accrued by such entity. Deductions pursuant to subsection (h) above shall be taken in the quarter in which such sales are no longer recorded as a receivable. For purposes of determining Net Sales, a Lumacan Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes to the extent no amount is received by Salix, its Affiliates, or Sublicensees in connection therewith. Without derogation to the foregoing, a “sale” shall include a transfer or other disposition for consideration other than cash, in which case such consideration shall be valued at the fair market value thereof.

For purposes of calculating Net Sales, sales between or among Salix, its Affiliates and its Sublicensees shall be excluded from the computation of Net Sales, but sales by Salix, its Affiliates or its Sublicensees to Third Parties (other than Sublicensees) shall be included in the computation of Net Sales.

If Salix should, in a given country during a given accounting period, sell a Lumacan Product that contains one or more active ingredients in addition to the HAL Active Ingredient (which may be either combined in a single formulation or bundled with separate formulations but sold as one product), Net Sales for such combination product shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/(A+B) where A is the average total invoice price of the relevant Lumacan Product if sold separately [(*)] in such period, and B is the average total invoice price of such other active ingredient or ingredients in the product, if sold separately [(*)] in such period. If, on a country-by-country basis, either the relevant Lumacan Product, on the one hand, or such other active ingredient or ingredients in the combination product, on the other hand, is, or both of the foregoing are, not sold separately in said country,

[*]	Confidential treatment requested.

Net Sales for the purpose of determining royalties of the relevant Lumacan Product shall be determined by the respective chief financial officers of the Parties in good faith and in a manner consistent with the intent of this Agreement, provided that any matters in dispute with respect thereto shall be ultimately and finally reasonably determined by the Chief Financial Officer of [*].

No sales of Lumacan Products outside of the United States (other than by Salix and its Affiliates) that give rise to, or are made pursuant to arrangements involving, Sublicense Revenue that is shared between Salix and Photocure pursuant to Section 4.4 shall constitute or be included in Net Sales.

1.71 “Notice of Breach” has the meaning set forth in Section 14.2.

1.72 “Other Products” means any HAL Product other than Lumacan Products.

1.73 “Owned Patents” has the meaning set forth in Section 11.2.

1.74 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part (other than with respect to new subject matter that would not otherwise be covered in this Agreement), provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)) and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents ((a), (b), (c) and (d)).

1.75 “Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.76 “Phase II Clinical Trial” means any human clinical study of a Lumacan Product for which the primary endpoints include a determination of dose ranges or a determination of efficacy in patients being studied, as described in 21 C.F.R. §312.21 with respect to a clinical study performed in the United States, or similar clinical study of the Lumacan Product in any other country. Without limiting the foregoing, Phase II Clinical Trials shall include such studies relating to the determination of dosage forms, concentrations, delivery formulations or a determination of efficacy of Lumacan Products in combination with certain

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photodynamic devices. The definition of Phase II Clinical Trial shall not include studies described as Phase I studies in 21 C.F.R. § 312.21(a).

1.77 “Phase III Clinical Trial” means any pivotal clinical study in human patients with a defined dose or set of defined doses of a Lumacan Product designed to ascertain efficacy and safety of such product in the target patient population for the purpose of preparing and submitting MAAs in the Field in the Salix Territory.

1.78 “Photocure Indemnitees” has the meaning set forth in Section 13.1.

1.79 “Photocure Territory” means (a) Denmark, Finland, Iceland, Norway and Sweden and (b) any country where this Agreement has expired or been terminated.

1.80 “POC Completion” means the completion of in vitro and in vivo screening in animals and humans of (a) different formulations of Lumacan Product and (b) different procedures for the utilization of Lumacan Products in the Initial Indication that, in each case, are sufficient to develop adequate information to allow Salix to reach an informed judgment as to the scientific, regulatory and commercial potential of Lumacan Products.

1.81 “Post Approval Clinical Study” means any human clinical study with respect to a Lumacan Product for an indication that is not required to obtain or maintain MAA Approval for such Lumacan Product for such indication and is conducted within the scope of the Product Labeling for such Lumacan Product.

1.82 “Pricing and Reimbursement Approval” means, with respect to each Lumacan Product and each country, the approval, agreement, determination or governmental decision establishing the price or level of reimbursement for such Lumacan Product for such country.

1.83 “Prior CDA” has the meaning set forth in Section 15.6.

1.84 “Product Labeling” means, with respect to each Lumacan Product and each country, (a) the full prescribing information for the Lumacan Product approved by the applicable Regulatory Authorities in such country, including any required patient information; and (b) all labels and other written, printed or graphic matter physically upon a container, wrapper or any package insert utilized with or for the Lumacan Product in such country.

1.85 “Promotional Materials” means, with respect to a Lumacan Product, all sales representative training materials with respect to the Lumacan Product and all written, printed, graphic, electronic, audio or video matter, including advertising materials, sales visual aids, direct mail, medical information and education monographs, direct-to-consumer advertising, Internet postings and advertisements, broadcast advertisements and sales reminder aids (for example, scratch pads, pens and other such items) intended for use or used in connection with any promotion of the Lumacan Product, except Product Labeling.

1.86 “Quarter” means any three month period that begins on January 1, April 1, July 1, or October 1.

1.87 “Regulatory Approval” means, in respect of a Lumacan Product, any and all MAA Approvals and other approvals (including Pricing and Reimbursement Approvals, if required prior to sale in the applicable jurisdiction), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the Manufacture, distribution, use, storage, import, export, transport, promotion, marketing, supply or sale of the Lumacan Product in the applicable jurisdiction.

1.88 “Regulatory Authority” means any (a) governmental authority, notified bodies or other organization in a country or region that regulates the manufacture or sale of pharmaceutical or medicinal products or medical devices, including the FDA and the European Medicines Agency, and any successors thereto and (b) any other relevant bodies authorized by Applicable Law to review or otherwise exercise oversight over MAAs, other regulatory filings or Regulatory Approvals.

1.89 “Regulatory Documentation” means, in respect of a Lumacan Product, (a) the trial master file and all regulatory files relating to the Development, Regulatory Approval, Manufacture or Commercialization of the Lumacan Product, including any licenses (to the extent transferable), minutes of meetings and telephone conferences with any Regulatory Authorities, validation data, preclinical and clinical studies and tests related to the Lumacan Product (including all audit reports of clinical studies and all other Clinical Data), all applications (and amendments thereto) for Regulatory Approvals, annual reports and safety reports associated therewith, which are in a Party’s or its licensees’ or sublicensees’ Control, and all correspondence with Regulatory Authorities regarding the marketing status of the Lumacan Product; and (b) all records maintained under cGMP or other Applicable Law, including record keeping or reporting requirements of Regulatory Authorities, all correspondence and communications with Regulatory Authorities in connection with the Lumacan Product, including those relating to any Product Labeling or Promotional Materials, adverse event files, complaint files or Manufacturing records.

1.90 “ROFR Product” means any pharmaceutical product for use in the Field other than the Lumacan Products.

1.91 “Royalties” has the meaning set forth in Section 4.5.

1.92 “Royalty and Sublicense Revenue Report” has the meaning set forth in Section 4.6.

1.93 “Royalty Term” means, with respect to a particular Lumacan Product in a particular country in the Salix Territory, the period of time ending upon the later of (a) the expiration of all [*] in respect of the sale or use of the Lumacan Product in such country or (b) the [*] anniversary of the [*] in such country.

1.94 “Safety Data Exchange Agreement” has the meaning set forth in Section 6.7.

1.95 “Salix COGS” has the meaning set forth in Exhibit 1.95.

[*]	Confidential treatment requested.

1.96 “Salix Competing Product” means any product developed or commercialized for use in the [*].

1.97 “Salix Competitor” means any of those companies set forth in Exhibit 1.97, and their successors.

1.98 “Salix Indemnitees” has the meaning set forth in Section 13.2.

1.99 “Salix IP” means (a) all Patents Controlled by Salix or its Affiliates on the Effective Date or at any time during the Term that claim or cover (i) the HAL Active Ingredient or any Lumacan Product as a composition of matter, (ii) the use of the HAL Active Ingredient or any Lumacan Product in the Field, (iii) the Manufacture of the HAL Active Ingredient or any Lumacan Product, or (iv) any composition of matter, method of use, invention, discovery or development that is reasonably necessary or useful for the Manufacture of the HAL Active Ingredient or Lumacan Products, the Development of the HAL Active Ingredient or Lumacan Products in the Field, or the Commercialization of Lumacan Products in the Field and (b) all Technical Information Controlled by Salix at any time during the Term.

1.100 “Salix Territory” means all countries, jurisdictions and territories in the world, except the Photocure Territory.

1.101 “Second Source” has the meaning set forth in Section 8.1.

1.102 “Steering Committee” has the meaning set forth in Section 3.1.

1.103 “Sublicensee” means any Person that is granted a sublicense under the licenses granted in Section 2.1 to Develop or Commercialize Lumacan Products or the right to market and promote the sale of a Lumacan Product supplied by Salix, but excluding bona fide pharmaceutical wholesalers or providers of pharmaceutical distribution services other than those undertaking detailing or similar promotional activities in respect of Lumacan Products.

1.104 “Sublicense Revenue” means all payments by a Sublicensee to Salix or its Affiliates allocable to Lumacan Products or sales thereof, including (a) all upfront and other payments payable to Salix upon execution of a sublicense agreement with a Sublicensee in respect of Salix’s rights hereunder; (b) any development, regulatory or commercialization milestone payments for milestones occurring outside the United States under any such sublicense agreement; (c) license maintenance fees under any such sublicense agreement; (d) any payments to Salix for the supply of Lumacan Products; (e) any payments to Salix under any such sublicense agreement for the reimbursement of research and development costs; (f) the fair market value of any equity securities of Sublicensee issued in respect of any such sublicense agreement to Salix that exceeds any amount paid by Salix for such securities; (g) the amount by which any amount paid by a Sublicensee to Salix for equity securities issued by Salix to such Sublicensee in respect of any such sublicense agreement exceeds the fair market value of such equity securities; (h) royalties, profit share payments and other payments based on the sales of Lumacan Products; and (i) the fair market value of any other form of consideration paid to Salix by a Sublicensee for a sublicense under any intellectual property or other rights granted to Salix

[*]	Confidential treatment requested.

under this Agreement, but excluding (i) Salix COGS to procure or Manufacture Lumacan Products for which payments under clause (d) above are made to Salix and (ii) Salix’ actual cost to perform the activities for which payments under clause (e) above are made to Salix.

1.105 “Technical Information” means all know-how, trade secrets, discoveries, inventions, data, specifications and other information, including biological, chemical, pharmacological, toxicological, pharmaceutical, analytical, safety, Manufacturing and quality control data and information, study designs, protocols, assays and Clinical Data, that relate to, claim, describe, or are reasonably necessary or useful for the Manufacture of the HAL Active Ingredient or Lumacan Products, the Development of the HAL Active Ingredient or Lumacan Products in the Field, or the Commercialization of Lumacan Products in the Field; in each case (a) whether or not confidential, proprietary, patented or patentable and (b) whether in written, electronic or any other form; but excluding Regulatory Documentation. Technical Information does not include any such know-how, trade secrets, discoveries, inventions, data, specifications and other information that were generated, developed or otherwise made or acquired in connection with the development, manufacture or commercialization of Other Products (excluding for such purpose the HAL Active Ingredient itself, the know-how, trade secrets, discoveries, inventions, data, specifications and other information in respect of which shall be included in Technical Information), other than any such information that is expressly required to be provided by Photocure under Section 5.6(c) or other provisions of this Agreement.

1.106 “Term” has the meaning set forth in Section 14.1.

1.107 “Third Party” means any person other than a Party to this Agreement or any of its Affiliates.

1.108 “United States” means the United States of America and shall include, for geographical purposes, the territories and possessions of the United States of America, including Puerto Rico.

1.109 “[*]” means [*].

1.110 “Valid Exclusivity Right” means, with respect to a particular country and Lumacan Product, any of:

(a) a claim of an issued and unexpired Licensed Patent that claims or covers the Lumacan Product, or the HAL Active Ingredient included therein, as a composition of matter or the Manufacture or use of the Lumacan Product, or the HAL Active Ingredient included therein, in the Field, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid and/or unenforceable by an unreversed and unappealable (other than to the United States Supreme Court or any other similar court of final appeal that hears matters at its discretion in a jurisdiction other than the United States) decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer, or

[*]	Confidential treatment requested.

(b) a marketing exclusivity right with respect to the Lumacan Product in such country in the Field conferred as a result of (i) a designation as a drug for rare diseases or conditions under Sections 526 of the FDC Act (or the equivalent rights in any country outside the United States including pursuant to Regulation (EC) No. 141/2000), (ii) an exclusive right to sell under an MAA pursuant to Section 505(j)(4) of the FDC Act or otherwise (or the equivalent rights in any country outside the United States, including data or marketing exclusivity provisions of Directive 2001/83/EC and Regulation (EC) No. 726/2004), or (iii) FDA acceptance (as that term is defined in Section 505A(d)(3) of the FDC Act) of pediatric studies submitted pursuant to a written request from FDA (or the equivalent rights in any country outside the United States).

1.111 “Voting Stock” has the meaning set forth in Section 1.14.

ARTICLE 2

GRANT OF LICENSE RIGHTS

2.1 License to Salix. Photocure hereby grants to Salix, and Salix hereby accepts:

(a) the exclusive license, with the right to grant sublicenses in accordance with Section 2.4, under the Licensed IP (i) to Develop HAL Active Ingredient and Lumacan Products anywhere in the world for use and sale in the Field in the Salix Territory and (ii) to Commercialize Lumacan Products in the Field in the Salix Territory; and

(b) a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.4, under the Licensed IP to Manufacture or have Manufactured anywhere in the world (i) Lumacan Products for use or sale by Salix and its Sublicensees under the license granted under Section 2.1(a) and, (ii) subject to Section 8.1, HAL Active Ingredient for incorporation into such Lumacan Products.

2.2 Retained Rights. Subject to Sections 2.5 and 9.1, Photocure retains all rights under the Licensed IP for all uses outside the Field and, subject to Section 2.1(b), for all uses outside the Salix Territory.

2.3 Limitations; Exclusivity.

(a) Salix acknowledges that this Agreement does not grant it any rights to use any Licensed IP or other intellectual property rights for any use not expressly permitted herein. Without limiting the provisions of Section 7.8(a), Salix shall not knowingly sell, and shall not promote, Lumacan Products for any uses into the Photocure Territory.

(b) Prior to the filing of the first MAA in the United States for a Lumacan Product, Salix and its Affiliates shall not, directly or indirectly with any Third Parties, engage in, or assist any Third Parties to engage in, performing research, development or commercialization of any products for use in the Field that use photodynamic diagnosis technology, other than in connection with the Lumacan Products pursuant to this Agreement.

2.4 Sublicensees.

(a) The licenses granted to Salix in Sections 2.1 shall include the right to grant sublicenses through multiple tiers of Sublicensees; provided, in the case of the appointment of a Sublicensee for the United States, that (i) any such appointment shall not be effective until Completion of Clinical Development for a Lumacan Product and (ii) Salix shall have first notified Photocure of its intention to so sublicense and discussed in good faith, and taken into account, any reasonable concerns expressed by Photocure; provided, further, that the sublicense of rights to Manufacture the HAL Active Ingredient shall be subject to the terms set forth in Section 8.1.

(b) Salix shall promptly provide to Photocure (i) written notice of any sublicense granted by Salix under this Agreement setting forth in reasonable detail the nature of such sublicense and the identity of the Sublicensee and (ii) copies of any agreement with a Third Party granting such sublicense or other right, which agreement shall contain confidentiality, exclusivity, reporting and access to data and information obligations comparable to those set forth herein (it being acknowledged and agreed that such copies may redact terms not relevant to Photocure’s rights under this Agreement). Salix hereby guarantees the performance of its Sublicensees and shall remain primarily responsible to Photocure for compliance with the terms of this Agreement, including all diligence, payment and reporting obligations. No sublicense or other right granted by Salix hereunder shall relieve Salix of any of its obligations under this Agreement. The Parties agree that appointment by Salix of any bona fide pharmaceutical wholesalers or providers of pharmaceutical distribution services other than those undertaking detailing or similar promotional activities in respect of Lumacan Products shall not constitute a sublicense for purposes of this Section 2.4(b).

2.5 ROFR Products.

(a) In the event Photocure should propose to grant a license or other right to a Third Party to permit the development or commercialization of a ROFR Product in the Salix Territory (other than development activities performed solely for the benefit of Photocure), Photocure shall notify Salix of the proposed grant of a license or other right (the “License Notice”) and Salix shall have a right of first negotiation with respect to such license, as specified in this Section 2.5. Photocure shall not enter into any agreement or other arrangement with any Third Party in respect of the grant of a license or other right by Photocure to permit such development or commercialization of a ROFR Product without first having complied with the provisions of this Section 2.5.

(b) Salix may exercise its right of first negotiation in respect of such license solely by means of notice given to Photocure within [*] ([*]) days of the date of the License Notice.

(c) In the event Salix provides timely notice of its exercise of its right of first negotiation, then for a period of ninety ([*]) [*] beginning on the date of the License Notice, the Parties shall negotiate in good faith in respect of the terms upon which the proposed license might be granted by Photocure to Salix. During such [*] ([*]) day period, Photocure

[*]	Confidential treatment requested.

shall negotiate exclusively with Salix and shall not pursue negotiations with, nor provide information regarding the licensing opportunity to, any other Person.

(d) If (i) Salix does not provide timely notice of its exercise of its right of first negotiation or (ii) the Parties are unable to conclude an agreement in respect of such license during such [*] ([*]) day period and, in the case of this clause (ii), either (A) Salix does not notify Photocure that it wishes to continue negotiations with Photocure or (B) the applicable ROFR Product is not intended for use in the [*] or other use for which Salix has then [*] of a [*], Photocure shall then be free to pursue and enter into agreements with Third Parties and Salix shall have no further rights in respect of such ROFR Product.

(e) If the Parties do negotiate pursuant to Section 2.5(c), but are unable to conclude an agreement in respect of such license during such [*] ([*]) day period and (i) Salix notifies Photocure that it wishes to continue negotiations with Photocure and (ii) the applicable ROFR Product is intended for use in the [*] or other use for which Salix has then [*] of a [*], then the Parties shall continue to negotiate in good faith but Photocure shall be free from and after the end of such [*] ([*]) day period to negotiate and enter into agreements with Third Parties on terms no less favorable to Photocure, as a whole and using consistent methodology and taking into account the capabilities and resources and expected performance of Salix and such Third Party, than those offered by Salix; provided, however, that if Photocure does not enter into an agreement within [*] ([*]) [*] after the date of the License Notice, then Photocure must, after such date, provide Salix with a new License Notice and must again fulfill the other requirements of this Section 2.5 if it desires to grant a license or other right to a Third Party to permit the development or commercialization of such ROFR Product in the Salix Territory. Photocure shall provide to Salix the same data and information package relating to any licensing opportunity that is the subject of a License Notice as it provides to any Third Party in respect of such opportunity.

2.6 License to Photocure.

(a) Salix hereby grants to Photocure, and Photocure hereby accepts, the exclusive license under the Salix IP to Commercialize in the Field in the Photocure Territory (i) Lumacan Products and, (ii) solely for sale in combination with Lumacan Products, other products sold by Salix in the Salix Territory for use in combination with the Lumacan Products.

(b) Subject to Sections 9.1 and 14.7(a), Salix retains all rights under the Salix IP for all uses outside the Field and outside the Photocure Territory.

ARTICLE 3

GOVERNANCE

3.1 Steering Committee. Within thirty (30) days following the Effective Date, the Parties shall establish a Steering Committee (“Steering Committee”) to oversee, review and coordinate the Development, Manufacture and Commercialization of Lumacan Products. The Steering Committee shall serve as a forum for the regular exchange of information between the Parties and shall have no

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authority to bind, or limit the rights, of either Party. Without limiting the foregoing or any other functions the Parties agree to delegate to the Steering Committee, the Steering Committee shall:

(a) review and approve protocols for all clinical trials commenced after the Effective Date;

(b) review progress of all clinical trials (including any on-going clinical trials commenced prior to the Effective Date);

(c) review the progress of obtaining MAA Approvals and other Regulatory Approvals in the Salix Territory and the Photocure Territory;

(d) review pre-launch and launch activities, and seek to coordinate Commercialization activities of the Parties in the Salix Territory and the Photocure Territory with the objective of maximizing global sales of Lumacan Products;

(e) discuss strategy and principal sales and promotion plans, including the Marketing Plan, Product Labeling and Promotional Materials;

(f) review progress of Commercialization efforts, including sales results, sales activities and any material factors impeding such efforts;

(g) discuss and analyze any future developments or other circumstances affecting MAA Approvals or sales and marketing of Lumacan Products;

(h) establish such subcommittees or task forces to investigate and make recommendations with respect to particular matters, including Development and Commercialization, as the Steering Committee deems necessary or advisable;

(i) coordinate establishment of an appropriate website for the Lumacan Products that may be used by each Party in connection with the exercise of its rights in its respective Territory; and

(j) otherwise facilitate communications between the Parties, including by coordinating and maintaining contact information for key personnel in each Party’s organization with oversight of Development or Commercialization activities relating to Lumacan Products.

3.2 Membership. The Steering Committee shall be comprised of two senior representatives from each of Salix and Photocure, selected by such Party. At least one representative of each Party shall have expertise in pharmaceutical development and at least one representative of each Party shall have expertise in pharmaceutical commercialization. Each of Photocure and Salix may replace either or both of its Steering Committee representatives at any time by providing prior written notice to the other Party. Other representatives of Photocure or Salix may attend Steering Committee meetings as non-voting attendees; provided that such representatives are bound by obligations of confidentiality and non-use with respect to any Confidential Information disclosed in the course of such meetings at least as stringent as those set forth in this Agreement.

3.3 Steering Committee Meetings. The Steering Committee shall meet (a) quarterly until 36 months after the First Commercial Sale in each of the United States and the Europe Territory and thereafter semi-annually and (b) as otherwise requested by any of the Steering Committee members. Such meetings shall be conducted in person or by videoconference or teleconference; provided that at least two meetings of the Steering Committee each calendar year shall be conducted in person. Such in-person meetings shall alternate between Oslo, Norway and Raleigh, North Carolina (USA). A quorum of the Steering Committee shall exist whenever there is present at or participating in a meeting at least one representative appointed by each Party. Each Party shall bear its own personnel and travel costs and expenses relating to Steering Committee meetings. If for any reason a Steering Committee meeting is cancelled or postponed, the Steering Committee shall endeavor to meet no later than thirty (30) days following the original date of such cancelled or postponed meeting. The Steering Committee shall follow such other administrative procedures as it may adopt for the efficient conduct of its meetings and other matters.

3.4 Steering Committee Officers; Minutes.

(a) Salix shall select the chairperson of the Steering Committee, who shall chair meetings of the Steering Committee.

(b) Photocure shall select a secretary to prepare and circulate the meeting agendas and minutes. Such minutes shall be distributed in draft form not later than fifteen (15) days following each meeting and shall be deemed accepted and effective unless the other Party has objected to the same within ten (10) days of its receipt of such minutes; final minutes shall be promptly distributed to the Parties.

3.5 Decision-Making.

(a) For the avoidance of doubt, the Steering Committee shall not have the power to amend the terms of this Agreement, which amendment may occur only in compliance with the procedures set forth in Section 15.7.

(b) The members of the Steering Committee shall endeavor to reach a consensus on all decisions within its jurisdiction. All official actions, decisions or rulings of the Steering Committee must be made by a consensus of the members of the Steering Committee or in a writing signed by all of the members of the Steering Committee. If the members of the Steering Committee cannot agree with respect to any action, decision or ruling within twenty (20) days (or such shorter time as may be reasonable under the circumstances) following the day that the Steering Committee first considers such matter, then the issue shall be finally and definitively resolved by the chairperson of the Steering Committee.

ARTICLE 4

PAYMENT

4.1 Initial Payments. As partial consideration for the rights granted hereunder, Salix shall pay Photocure US$4,000,000 within five (5) days following the execution of this Agreement, which amount shall be non-refundable and non-creditable against any other amounts due Photocure under this Agreement.

4.2 Development Milestones.

(a) Within thirty (30) days after the achievement by Salix, its Affiliates or its Sublicensees of the [*] in the [*], Salix shall pay to Photocure the non-refundable, non-creditable amount of US$[*].

(b) Within thirty (30) days after the achievement by Salix, its Affiliates or its Sublicensees for the United States of each of the following milestones for Lumacan Products, Salix shall pay to Photocure the non-refundable, non-creditable amounts set forth below opposite such milestone:

Milestone Event	Payment
(i) [*]	US$	[	*]
(ii) [*]	US$	[	*]

(c) Within thirty (30) days after the achievement by Salix, its Affiliates or, in any country where Salix retains co-commercialization rights, its Sublicensees of each of the following milestones for Lumacan Products, Salix shall pay to Photocure the non-refundable, non-creditable amounts set forth below opposite such milestone:

Milestone Event	Payment
(i) ) [*]	US$	[	*]
(ii) [*]	US$	[	*]
(iii) [*]	US$	[	*]
(iv) [*]	US$	[	*]

(d) No payment in this Section 4.2 will be made more than once irrespective of the number of times the relevant milestone is achieved, or the number of countries in which such milestone event has been achieved. For the avoidance of doubt, the maximum aggregate value of milestone payments payable under Section 4.2(a), (b) and (c) in respect of a Lumacan Product [*] is US$[*].

(e) The milestone payments for which provision is made in Section 4.2(a), (b) and (c) are understood to relate only to the [*] of [*] for the [*]. If Salix desires to [*], it shall have the right to proceed with such development only after the Parties have agreed upon

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the [*], and for such purpose the Parties agree to engage in good faith negotiations to establish such [*].

4.3 Sales Milestones. Within thirty (30) days after achievement in any calendar year of Net Sales in the Salix Territory by Salix, its Affiliates and, in the case of the United States, its Sublicensees reaching the sales milestone levels set forth below, Salix shall pay to Photocure the additional non-refundable, non-creditable amounts set forth below.

Sales Milestone (Annual Net Sales)	Payment
US$[*]	US$[*]
US$[*]	US$[*]
US$[*]	US$[*]
US$[*]	US$[*]
US$[*]	US$[*]

No payment in this Section 4.3 will be made more than once irrespective of the number of times such milestones are achieved. For the avoidance of doubt, the maximum aggregate value of milestone payments payable under this Section 4.3 is US$[*].

4.4 Sublicense Revenue. In the event Salix enters into agreements with one or more Sublicensees to Commercialize Lumacan Products outside the United States, Salix shall pay Photocure [*] ([*]) of any Sublicense Revenues payable with respect to any such country outside the United States. All payments under this Section 4.4 shall be payable within thirty (30) days after receipt of the applicable Sublicense Revenues. In the event that any agreement between Salix and a Sublicensee referenced in this Section 4.4 extends to both the United States and portions of the Salix Territory outside the United States, then the payments described in this Section 4.4 shall be reasonably allocated between such territories and the foregoing provisions of this Section 4.4 shall not apply in respect of payments allocated to the United States. The portion that is shared by Salix with Photocure pursuant to this Section 4.4 of any amounts received by Salix from Sublicensees in respect of a [*] that is [*] to any of [*] shall be [*] for the [*].

4.5 Royalty Payments.

(a) Royalties Payable by Salix. Salix shall pay Photocure royalties (“Royalties”) on Net Sales by Salix and its Affiliates and Sublicensees as follows:

(i) on the [*] US$[*] in a calendar year: [*]%;

(ii) on the [*] US$[*] in the same calendar year (i.e., >US$[*] and < US$[*]): [*]%;

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(iii) on the [*] US$[*] in the same calendar year (i.e., >US$[*] and < US$[*]): [*]%; and

(iv) above US$[*] in the same calendar year: [*]%.

To illustrate by way of example, if Net Sales in a calendar year were US$[*], the Royalties would be calculated as follows: ([*] x US$[*]) + ([*] x US$[*]) + ([*] x US$[*]) + ([*] x US$[*]), or US$[*].

(b) Royalty Term.

(i) The Royalties payable under Section 4.5(a) shall be payable by Salix in each country in the Salix Territory during the Royalty Term.

(ii) Following the expiration of the Royalty Term in respect of a Lumacan Product in a country in the Salix Territory, the license grants to Salix in Section 2.1 in respect of such Lumacan Product shall, except as otherwise provided by Section 4.5(c), become fully paid-up, perpetual and irrevocable with respect to such country and the Net Sales of Lumacan Products in such country shall be excluded from the Royalty calculations and calculations of milestone thresholds in this Article 4.

(c) Continuing Royalties. Following the expiration of the Royalty Term in respect of a Lumacan Product in a country in the Salix Territory, Salix shall, as consideration for its continued right to use the Licensed Trademarks and Licensed Technical Information for such Lumacan Product, pay royalties (“Continuing Royalties”) to Photocure in respect of Net Sales by Salix and its Affiliates and Sublicensees at the rate of [*] percent ([*]%) for as long as Salix or its Affiliates or Sublicensees Commercialize such Lumacan Product in such country. Prior to such expiration of the Royalty Term, the Parties acknowledge and agree that the Continuing Royalties for which provision is made in this Section 4.5(c) are included in the Royalties payable under Section 4.5(a).

(d) Minimum Royalty. If the aggregate Royalties paid or payable prior to the [*] anniversary of the first MAA Approval of the Lumacan Product in the Salix Territory are less than US$[*], then Salix shall pay Photocure the amount of any shortfall within [*] ([*]) days following such date.

(e) Adjustment of Royalties.

(i) If during the Royalty Term for a country in the Salix Territory, no Valid Exclusivity Rights exist for a particular Lumacan Product in the country or aggregate commercial sales of a particular Lumacan Product in such country decline (based on Salix’s or its Sublicensee’s internal sales data) on a Quarter-by-Quarter basis for [*] or more consecutive Quarters following the initiation of commercial sales (by a person other than Salix or its Affiliates or Sublicensees) of a generic version of such Lumacan Product by [*] percent

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([*]%) or more, then the Royalties payable for Net Sales in respect of such Lumacan Product in such country thereafter during the Royalty Term shall be reduced by [*] percent ([*]%).

(ii) To account for any reduction of Royalties for country made pursuant to this Section 4.5(e), the royalty rates under Section 4.5(a) shall apply for such country, but the amount of Net Sales in respect of such Lumacan Product in such country for the applicable period shall be reduced by [*] percent ([*]%) before adding such reduced Net Sales to the Net Sales for the applicable period in all other countries in the Salix Territory where Lumacan Products were sold in such period.

(f) Acknowledgement. Salix acknowledges that (i) the Licensed Technical Information is secret and substantial and without access to the Licensed Technical Information Salix would not be able to obtain and maintain MAA Approvals or other Regulatory Approvals in the Salix Territory, (ii) access to the Licensed Technical Information is expected to provide Salix with a competitive advantage in the marketplace beyond the exclusivity afforded by the Licensed Patents or other Valid Exclusivity Rights, and (iii) the Royalties, Continuing Royalties and other amounts payable to Photocure under this Article 4 are, in part, intended to compensate Photocure for such exclusivity and such competitive advantage. The Parties agree that the payment obligations contemplated by this Article 4 reflect an efficient and reasonable blended allocation of the values provided by Photocure to Salix.

4.6 Royalty and Sublicense Revenue Reports; Payments.

(a) Within [*] ([*]) days after the first day of each Quarter following the First Commercial Sale of a Lumacan Product in a country in the Salix Territory, Salix shall submit to Photocure a written report with respect to the preceding Quarter (the “Royalty and Sublicense Revenue Report”) stating: (i) the gross sales, the number of units and Net Sales of Lumacan Products sold by Salix and any Sublicensee during the Quarter just ended for each country in which sales were made; (ii) the date of any First Commercial Sale of any Lumacan Product in a country in the Salix Territory during the Quarter just ended; (iii) the amount of any Sublicense Revenue received by Salix during the preceding Quarter, (iv) the currency exchange rates used in determining the Royalties, Continuing Royalties and other amounts payable under Sections 4.4 and 4.5; and (iv) a calculation of the amounts due to Photocure pursuant to Sections 4.4 and 4.5 in respect of the Quarter just ended, making reference to the specific deductions taken in accordance with the definition of Net Sales in Section 1.70 and the definition of Sublicense Revenue in Section 1.104. Concurrent with the submission of a Royalty and Sublicense Revenue Report for each such Quarter, Salix shall pay Photocure all Royalties, Continuing Royalties and other amounts due under Sections 4.4 and 4.5 in respect of the Quarter just ended.

(b) With respect to sales of the Lumacan Products or Sublicense Revenue booked in currencies other than United States dollars, Net Sales or Sublicense Revenue, as the case may be, during a Quarter shall be calculated based on the average of the final daily published currency exchange rate in the United States during such Quarter. Each such final

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published exchange rate shall be obtained from: http://markets.ft.com/ft/markets/researchArchive.asp or, if not so available, as otherwise agreed by the Parties.

(c) Salix shall provide such [*] reports of sales (units and value) of Lumacan Products by it, its Affiliates and its Sublicensees as it regularly prepares in the ordinary course of its business promptly after they are available (but not later than the [*] ([*]) [*] of the [*] succeeding the [*] to which the report relates).

4.7 General Payment Terms; Audit Rights.

(a) Payment Method. All payments under this Agreement shall be paid in United States dollars by bank wire transfer in immediately available funds to an account designated by Photocure.

(b) Withholding Taxes. Salix may deduct the amount of any taxes imposed on Photocure that are required to be withheld or collected by Salix or its Sublicensees under the Applicable Law of any country on amounts owing from Salix to Photocure hereunder to the extent Salix or its Sublicensees pay such withholding taxes to the appropriate governmental authority on behalf of Photocure. Salix shall promptly deliver to Photocure proof of payment of such taxes together with copies of all communications from or with such governmental authority with respect thereto. All payments to Photocure under this Agreement shall be made from the United States.

(c) Late Payments. Any payment due under this Article 4 that is not paid by the applicable due date and is not the subject of good faith dispute between the Parties shall accrue interest, which must be paid by Salix with the payment obligation to Photocure, calculated on a daily basis at a per annum rate equal to the one month EURIBOR rate per annum as of the date such payment was first owed plus [*] percent ([*]%) per annum, determined in the basis of a three hundred sixty-five (365) day year, or the maximum amount permitted by Applicable Law, if less, from the date first owed until paid.

(d) Books and Records. Salix shall keep full and true books of account and other records pertaining to all Net Sales and Sublicense Revenues for at least three years after the year in which such sales or revenues occurred and in sufficient detail so that the Royalties, Continuing Royalties and other amounts payable to Photocure pursuant to Sections 4.4 and 4.5 can be properly ascertained.

(e) Audit Rights. No more often than [*] each [*], upon reasonable notice by Photocure, Salix shall permit an independent certified public accountant selected by Photocure to have access, during ordinary business hours, to such books and records as may be necessary to determine the correctness of any report or payment (including Royalties, Continuing Royalties and other amounts payable to Photocure pursuant to Sections 4.4 and 4.5) made or owed under this Agreement. [*] shall be responsible for expenses for such independent certified public accountant selected, except that [*] shall reimburse [*] for such expenses, not to exceed

[*]	Confidential treatment requested.

US$[*], if the independent accountant determines that amounts paid by Salix in respect of the period under audit is less than [*]% of the amount actually owed by Salix to Photocure for such period (so long as the amount actually owed by Salix to Photocure for such period is at least US$[*]) or there is a deficiency amount of more than US$[*]. All such audits made by Photocure hereunder shall be made no later than [*] ([*]) years after the date such report or payment was due.

4.8 Sublicenses; No Duplication.

(a) Except as otherwise provided in Sections 4.4 and 4.5, Salix shall have no obligation to Photocure or its Affiliates to share any fees, milestone payments, royalties, financial consideration or other consideration received by Salix and its Affiliates from any sublicense of their rights hereunder.

(b) For the avoidance of doubt, it is the intent of the Parties that no sales of Lumacan Products should give rise both to Sublicense Revenue that is required to be shared by Salix with Photocure pursuant to Section 4.4 and to Royalties or Continuing Royalties pursuant to Section 4.5. The Parties agree to negotiate in good faith appropriate terms in respect of any specific circumstance that might otherwise give rise to a result excluded by the preceding sentence to avoid the result so excluded.

ARTICLE 5

DEVELOPMENT OF LUMACAN PRODUCTS

5.1 Technology Transfer from Photocure.

(a) Transfer of Technical Information. Upon Salix’s reasonable request, Photocure shall transfer to Salix from time to time during the Term copies of all Licensed Technical Information, including the items set forth in Exhibit 5.1, which items shall be transferred to Salix within sixty (60) days following the Effective Date. The transfer of Licensed Technical Information relating to the Manufacture of HAL Active Ingredient shall be subject to the terms of Section 8.1(b)(ii). Photocure shall retain ownership of all such Technical Information and may use such Technical Information for any purpose, subject to Salix’s license rights under Article 2.

(b) Assignment of CTAs. Within sixty (60) days following the Effective Date, Photocure shall, upon Salix’s request, take any and all such actions as may be reasonably required to be taken by a transferor to assign any CTAs to Salix and shall deliver to Salix copies of all Regulatory Documentation Controlled by Photocure as of the Effective Date relating to such CTAs, and Salix shall take such actions as are required to be taken by a transferee of such CTAs.

[*]	Confidential treatment requested.

5.2 Development Plans; Coordination.

(a) Development Plan for the Salix Territory. An initial, high-level outline of the Development activities to be performed by Salix under this Agreement is set forth in Exhibit 5.2 (the “Initial Development Outline”). Within sixty (60) days following the Effective Date, Salix shall prepare a detailed development plan (the “Development Plan”) for the continued Development of Lumacan Products for Commercialization in the Salix Territory. Such Development Plan shall be consistent with the Initial Development Outline, including all timelines set forth therein, and shall set forth the objectives and planned tasks for the conduct of Development activities in connection with Commercialization of Lumacan Products in the Salix Territory. Photocure shall have the right to review and provide comments to Salix with respect to such Development Plan. Salix shall consider Photocure’s comments in good faith. Salix shall notify Photocure of any material changes to the Development Plan prior to implementation of such changes and shall consider in good faith Photocure’s comments with respect thereto.

(b) Protocol Review. All protocols for any clinical trials and non-clinical safety studies with respect to Lumacan Products conducted by or on behalf of either Party, their Affiliates, their licensees or sublicensees (in the case of Salix, the Sublicensees) shall be subject to review and approval by the Steering Committee.

(c) Development Coordination. Except as contemplated by Section 5.4(b), Photocure shall not conduct, nor shall it permit any of its Affiliates or licensees to conduct, any Development with respect to Lumacan Products except in accordance with a plan that has been approved by the Steering Committee.

(d) Coordination with Development of Other Products. Photocure shall use, shall cause its Affiliate to use, and shall, to the extent permitted under Applicable Law and its contractual obligations with Third Parties as they exist on the Effective Date, use reasonable efforts to cause its licensees to use commercially reasonable efforts consistent with those prevailing in the pharmaceutical industry, to conduct all clinical trials, non-clinical safety studies and all other development activities relating to Other Products in accordance with Applicable Law and, to the extent required for any such activity, cGCP.

5.3 Development of Photodynamic Devices. For the avoidance of doubt, Salix shall have the right to work with Third Party device manufacturers to develop photodynamic devices for use in combination with Lumacan Products.

5.4 Conduct of Development.

(a) Salix Activities. Salix, either itself or through its Sublicensees, shall be solely responsible for all Development activities in connection with obtaining and maintaining all Regulatory Approvals for Lumacan Products in the Salix Territory. Salix shall use Commercially Reasonable Efforts to itself conduct, or to cause its Sublicensees to conduct, all Development activities that are required under Applicable Law or by applicable Regulatory Authorities to obtain all Regulatory Approvals needed to Manufacture, import, market, promote, distribute, sell or use Lumacan Products in the Field in all Major Market Countries in the Salix Territory. Salix shall perform or have performed any clinical trials included in such

Development activities in compliance with the Development Plan, cGCP and all other Applicable Law.

(b) Photocure Activities.

(i) Photocure shall have the right, subject to prior written approval by Salix (such approval not to be unreasonably withheld or delayed) and at its own expense, to perform any Development activities that may be specifically required in connection with obtaining and maintaining Regulatory Approvals for Lumacan Products in only the Photocure Territory. Photocure shall conduct any such Development activities in compliance with cGCP and all other Applicable Law.

(ii) To the extent Photocure then possesses the required expertise and available resources, it shall conduct such tasks as Salix may request it to perform as part of the Development, subject to such reasonable compensation and other terms as the Parties may agree. For the avoidance of doubt, the provisions of this Section 5.4(b)(ii) do not limit or qualify the provisions of Section 3.3, and no compensation or reimbursement of expenses shall be payable by Salix to Photocure in connection with Photocure’s participation in the Steering Committee.

5.5 Salix Development Reports; Access to Salix Clinical Data.

(a) Records. Salix shall maintain complete, current and accurate records of all work conducted by it under the Development Plan, and all Clinical Data and other Technical Information resulting from such work (including all investigator reports and other clinical or scientific reports, other Regulatory Documentation and internal regulatory audit reports). Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Salix shall document all clinical trials and other studies in formal written study reports according to applicable national and international (e.g., ICH, cGCP, cGLP, and cGMP) guidelines and all other Applicable Law. Salix shall make all such records continuously available, within a reasonable period following their creation, to Photocure for inspection and review (including, to the extent reasonably requested, copying) through appropriate electronic data room facilities. Photocure shall also have the right to review original versions of such records maintained by Salix no more often than [*] per [*], at reasonable times, upon written request.

(b) Status Updates. Salix shall regularly inform, and shall provide written status updates to, Photocure on a Quarterly basis at the meetings of the Steering Committee of any ongoing and planned clinical trials and other studies and testing by or on behalf of Salix, its Affiliates, or its Sublicensees relating to Regulatory Approvals for Lumacan Products and other Development activities performed by or on behalf of Salix, its Affiliates, or its Sublicensees, including all activities conducted in respect of POC Completion.

[*]	Confidential treatment requested.

(c) Permitted Uses. Photocure may use any Clinical Data, reports and other information provided or made available by Salix or its Sublicensees under this Section 5.5 solely (i) in connection with obtaining and maintaining Regulatory Approvals and Commercialization of Lumacan Products in the Field in the Photocure Territory and (ii) to verify Salix’s compliance with its obligations hereunder. To the extent Photocure provides Salix any Clinical Data, reports or other information that was generated, developed or otherwise made or acquired in connection with the development, manufacture or commercialization of Other Products but not Lumacan Products, Photocure and its Affiliates and licensees may utilize comparable Clinical Data, reports and other information provided by Salix or its Sublicensees under this Section 5.5 in the development, manufacture or commercialization of Other Products.

5.6 Photocure Development Reports; Access to Photocure Clinical Data.

(a) Records. Photocure shall maintain complete, current and accurate records of all such work as may be conducted by it in respect of the Development of the HAL Active Ingredient and the Lumacan Products, and all Clinical Data and other Technical Information resulting from such work (including all investigator reports and other clinical or scientific reports, other Regulatory Documentation and internal regulatory audit reports). Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Photocure shall document all clinical trials and other studies in formal written study reports according to applicable national and international (e.g., ICH, cGCP, cGLP, and cGMP) guidelines and all other Applicable Law. To the extent permitted by Photocure’s contractual obligations with Third Parties as they exist at the Effective Date, (i) Photocure shall make all such records continuously available, within a reasonable period following their creation, to Salix for inspection and review (including, to the extent reasonably requested, copying) through appropriate electronic data room facilities; and (ii) Salix shall have the right to review such records maintained by Photocure no more often than [*] per [*], at reasonable times, upon written request.

(b) Status Updates. Photocure shall regularly inform, and shall provide written status updates to, Salix on a Quarterly basis at the meetings of the Steering Committee of any ongoing and planned clinical trials and other studies and testing by or on behalf of Photocure, its Affiliates, or its licensees relating to Regulatory Approvals for Lumacan Products and other Development activities performed by or on behalf of Photocure, its Affiliates, or its licensees. The foregoing subsections (a) and (b) shall apply only to the extent Photocure performs any Development activities pursuant to Section 5.4(b).

(c) Records and Clinical Data Relating to Other Products. To the extent permitted by Applicable Law and by Photocure’s contractual obligations with Third Parties and subject to [*], Photocure shall provide reasonable assistance to support Salix in the Development of Lumacan Products by providing guidance in the design of non-clinical and clinical studies and regulatory strategy based on its knowledge and experience with the development of Other Products. Such assistance shall include, to the extent permitted by

[*]	Confidential treatment requested.

Applicable Law and by Photocure’s contractual obligations with Third Parties, providing reasonable access to such pharmacokinetic, preclinical and adverse event information Controlled by Photocure as Photocure reasonably determines is relevant for the Development of Lumacan Products. Without limiting the foregoing, Photocure agrees to consider reasonably and in good faith any request that Salix may make for documents or other information that it believes to be relevant for the Development of Lumacan Products and to provide to Salix, to the extent permitted by Applicable Law and by Photocure’s contractual obligations with Third Parties, access to such information and documents as have been requested by Salix as Photocure reasonably determines are relevant for the Development by Salix of Lumacan Products.

(d) Permitted Uses. Salix may use any Clinical Data, reports and other information provided by Photocure under this Section 5.6 solely (i) in connection with obtaining and maintaining Regulatory Approvals and Commercialization of Lumacan Products in the Field in the Salix Territory and (ii) to verify Photocure’s compliance with its obligations hereunder.

5.7 Certain Funding Matters. Photocure shall reimburse Salix, up to a maximum aggregate amount of US$3,000,000, in respect of out-of-pocket costs incurred by Salix in respect of any and all Development activities conducted by Salix toward achieving POC Completion. Such reimbursement shall be made against presentation by Salix of its invoice for the amount to be reimbursed, such invoice to be accompanied by third party-issued documentary evidence of the nature and amount of the expense for which reimbursement is sought. Photocure shall pay any such invoice within thirty (30) days of its receipt thereof. The Parties acknowledge and agree that any conforming invoice submitted by Salix pursuant to this Section 5.7 shall, absent manifest error, be conclusive as between the Parties and shall constitute an obligation to be paid by Photocure in accordance with the terms hereof.

ARTICLE 6

REGULATORY MATTERS

6.1 Regulatory Responsibilities.

(a) Salix Responsibilities. Salix shall have sole responsibility for:

(i) obtaining and maintaining Regulatory Approvals for Lumacan Products in the Field in the Salix Territory, and shall use Commercially Reasonable Efforts with respect to obtaining and maintaining Regulatory Approvals for Lumacan Products in the Field in the Major Market Countries in the Salix Territory, including submitting all regulatory filings and applications to applicable Regulatory Authorities;

(ii) compiling and submitting any MAA through the mutual recognition procedure or the decentralized procedure in the Europe Territory so long as any country in the Europe Territory is part of the Salix Territory; provided, that in the case of the mutual recognition procedure, Salix shall (A) grant such rights and otherwise cooperate and provide reasonable assistance to Photocure to enable Photocure to rely upon Salix’s reference member state filings for the filing of MAAs in any member state countries in the Photocure Territory; and (B) if Applicable Law requires that any MAAs in any member state countries in the Photocure Territory be submitted by Salix, submit such MAAs and, as soon as it is reasonably practicable so to do, transfer such MAAs or any resulting MAA Approvals to Photocure; and

(iii) other communications with applicable Regulatory Authorities relating to the Development and Commercialization of Lumacan Products in the Field in the Salix Territory, including (A) all correspondence submitted to Regulatory Authorities related to the design, conduct or results of non-clinical studies and clinical trials for Lumacan Products in the Field in the Salix Territory; (B) all correspondence submitted to Regulatory Authorities related to the Manufacture of Lumacan Products in or for the Salix Territory; (C) all Pricing and Reimbursement Approval proceedings relating to Lumacan Products in the Field in the Salix Territory; and (D) all proposed Product Labeling in the Field in the Salix Territory; provided in each case that Salix shall provide to Photocure a copy of any material Regulatory Documentation filed by Salix with Regulatory Authorities in respect of Lumacan Products. Salix shall be solely responsible for all costs and expenses of preparing, maintaining, formatting, and submitting MAAs and any other regulatory filings for Lumacan Products in the Field in the Salix Territory and for all other costs and expenses in connection with seeking and maintaining Regulatory Approvals for Lumacan Products in the Field in the Salix Territory, including all user fees in connection thereto.

(b) Photocure Responsibilities. Photocure shall have sole responsibility for:

(i) obtaining and maintaining Regulatory Approvals for Lumacan Products in the Photocure Territory, subject to Salix’s obligations to submit MAAs in the Photocure Territory pursuant to Section 6.1(a)(ii)(B); provided that, unless otherwise agreed by Salix, Photocure shall not submit any MAA for a Lumacan Product in the Field in the Photocure Territory before Salix has submitted an MAA for such Lumacan Product in a member state country of the European Economic Area; and

(ii) other communications with applicable Regulatory Authorities relating to the Development and Commercialization of Lumacan Products outside the Field and outside the Salix Territory;

provided in each case that Photocure shall provide to Salix a copy of any material Regulatory Documentation filed by Photocure with Regulatory Authorities in respect of Lumacan Products. Photocure shall be solely responsible for all costs and expenses of preparing, maintaining, formatting, and submitting MAAs and any other regulatory filings for Lumacan Products outside the Field and outside the Salix Territory and for all other costs and expenses in connection with seeking and maintaining Regulatory Approvals for Lumacan Products outside the Field and outside the Salix Territory, including all user fees in connection thereto.

6.2 Rights of Cross-Reference.

(a) In Favor of Salix. Solely for purposes of filing MAAs and obtaining Regulatory Approvals for the Lumacan Products in the Salix Territory, Photocure hereby grants Salix (i) rights to cross-reference, file or incorporate by reference, with the right to grant further rights of reference to Sublicensees, any data or documentation used in support of regulatory filings for Lumacan Products by Photocure or its licensees or their sublicensees or its or their Affiliates, including any technical documentation, CMC documentation, and other Regulatory Documentation, Clinical Data, Regulatory Approvals, Drug Master Files (to the extent applicable), and any other data or information necessary to the conduct of clinical trials or the submission or approval of any MAA, in each case to the extent Controlled by Photocure or its Affiliates or otherwise prepared by or on behalf of Photocure, in accordance with Applicable Law, including Directive 93/42/EEC and Directive 2001/83/EC, as and to the extent necessary or useful to support Development activities and any applications for Regulatory Approvals that Salix or its Sublicensees may make with respect to Lumacan Products in the Salix Territory; and (ii) a “right of reference or use” (as that term is defined in 21 C.F.R. §314.3(b), as amended from time to time), and any non-United States equivalents (including Article 10c of Directive 2001/83/EC, as amended), to any and all data contained or referenced in any Regulatory Approvals and other Regulatory Documentation relating to Lumacan Products, including all Clinical Data, reports, correspondence and conversation logs, in each case to the extent Controlled by Photocure or its Affiliates, and Photocure shall provide appropriate notification of Salix’s access and reference rights to the applicable Regulatory Authorities, including an informed consent letter under Article 10c of Directive 2001/83/EC as amended.

(b) In Favor of Photocure. Solely for purposes of filing MAAs and obtaining Regulatory Approvals for the Lumacan Products in the Photocure Territory, Salix hereby grants Photocure (i) rights to cross-reference, file or incorporate by reference, with the right to grant further rights of reference to sublicensees, any data or documentation used in support of regulatory filings for Lumacan Products by or on behalf Salix or its Sublicensees, including any technical documentation and other Regulatory Documentation, Clinical Data, Regulatory Approvals and Drug Master Files to the extent Controlled by Salix or its Sublicensees or otherwise prepared by or on behalf of Salix or its Sublicensees in accordance with Applicable Law, including Directive 93/42/EEC and Directive 2001/83/EC, as and to the extent necessary or useful to support any applications for Regulatory Approvals that Photocure or its licensees may make with respect to Lumacan Products in the Photocure Territory ; and (ii) a “right of reference or use” (as that term is defined in 21 C.F.R. §314.3(b), as amended from time to time), and any non-United States equivalents (including Article 10c of Directive 2001/83/EC, as amended), to any and all data contained or referenced in any Regulatory Approvals and other Regulatory Documentation relating to Lumacan Products, including all Clinical Data, reports, correspondence and conversation logs, to the extent Controlled by Salix, and Salix shall provide appropriate notification of the Photocure’s access and reference rights to the applicable Regulatory Authorities, including an informed consent letter under Article 10c of Directive 2001/83/EC as amended.

6.3 Pricing and Reimbursement Approvals. Salix shall have sole responsibility for, and shall in respect of the Major Market Countries in the Salix Territory use Commercially Reasonable Efforts with respect to obtaining, all Pricing and Reimbursement Approvals for the sale of Lumacan Products in the Field in the Salix Territory. To the extent permitted by any Applicable Law, the Parties shall cooperate with each other with respect to all Pricing and Reimbursement Approval negotiations for Lumacan Products. Salix shall keep Photocure regularly informed of Salix’s strategy for seeking, and progress in obtaining, Pricing and Reimbursement Approvals in the Salix Territory, including the results of any discussion or other communication with Regulatory Authorities. Each Party may, in its sole discretion, establish the sales price and any discount strategies for Lumacan Products in its respective Territory.

6.4 Conduct of Post Approval Clinical Studies. Such Post Approval Clinical Studies as are deemed useful by Salix or its Sublicensees to support the marketing and use of Lumacan Products in the Field in the Salix Territory, and the terms upon which they are to be conducted, shall be presented to and considered by the Steering Committee. Photocure shall have the option, but not the obligation, to cooperate with Salix in the conduct of such Post Approval Clinical Studies on reasonable terms to be discussed in good faith and agreed upon by the Parties in writing. In any event each Party shall have the right to conduct in its respective Territory such Post Approval Clinical Studies it deems reasonably useful in connection with the Commercialization of the Lumacan Products, subject to oversight and approval by Salix as necessary to ensure that any such Post Approval Studies are consistent with global Development and Commercialization plans for Lumacan Products. The Parties shall perform any Post Approval Clinical Studies in compliance with cGCP and all other Applicable Law, and the rights and obligations of the Parties set forth in Sections 5.5 and 5.6 shall apply with respect to all Post Approval Clinical Studies.

6.5 Communications with Regulatory Authorities.

(a) Regular Updates. Each Party shall keep the other Party reasonably and regularly informed of the preparation of all MAAs and other Regulatory Documentation, Regulatory Authority review of all MAAs and other Regulatory Documentation, meetings with Regulatory Authorities, and Regulatory Approvals for Lumacan Products, pursuant to procedures to be developed by the Steering Committee.

(b) Certain Notifications. Without limiting the generality of its obligations under subsection (a) above, each Party shall keep the other Party informed, in a timely manner, of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority that: (i) raises any material concerns regarding the safety or efficacy of the HAL Active Ingredient for use in the Field or Lumacan Products; (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with Lumacan Products; (iii) is reasonably likely to lead to (A) a delay of planned MAA Approval, (B) the imposition in respect of Lumacan Products of Regulatory Approval requirements beyond those planned, (C) the imposition of a risk evaluation and mitigation strategy (REMS) upon, or the recall or market withdrawal of, Lumacan Products, or (D) any material delay in, or impediment to, Regulatory Approval or the Commercialization of Lumacan Products; or (iv) relates to expedited and periodic reports of adverse events relevant to Lumacan Products or use of the HAL Active Ingredient in the Field. Each Party shall also provide the other Party in a timely manner with a copy of all correspondence received from a Regulatory Authority specifically regarding the matters referred to above.

(c) Meetings. Salix shall be responsible for the scheduling, conduct and preparation of materials for meetings, interactions or communications with Regulatory Authorities relating to Lumacan Products, except that following the assignment by Salix of an MAA to Photocure in respect of any one or more countries in the Photocure Territory or Photocure otherwise acquiring the MAA for any one or more countries in the Photocure Territory, Photocure shall be responsible for the scheduling, conduct and preparation of materials for meetings, interactions or communications with Regulatory Authorities relating to Lumacan Products in such country or countries. The scheduling Party shall notify the other Party of any meeting (whether in person or by conference call) requested or scheduled with, and shall promptly provide to the other Party any communications sent to or from any applicable Regulatory Authority. The other Party may, on reasonable prior notice to the scheduling Party, have its representatives participate in any such meeting with such Regulatory Authorities. Each Party shall assist the other Party in answering any questions or issues from, and shall provide any data requested by or required for MAAs, Regulatory Approvals or other Regulatory Documentation to be prepared and submitted by such other Party with Regulatory Authorities in the Salix Territory or the Photocure Territory, as the case may be, relating to the Development, Manufacturing or Commercialization of Lumacan Products.

(d) Notices of Non-Compliance. Each Party shall disclose to the other Party any information pertaining to notices from Regulatory Authorities of non-compliance with Applicable Law of Lumacan Products, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to Lumacan Products.

6.6 Regulatory Audits. If a Regulatory Authority desires to conduct an inspection or audit of any facility in which any Development or Manufacturing activities are being carried out under this Agreement by or on behalf of a Party or its licensees or sublicensees (in the case of Salix, the Sublicensees) or any data (including Clinical Data) generated in the conduct of activities under this Agreement by or on behalf of a Party or its licensees or sublicensees (in the case of Salix, the Sublicensees), then the Party receiving notice of such inspection or audit (i) shall promptly notify the other Party of such inspection or audit, (ii) shall cooperate, and cause any Third Party contractor to cooperate, with such Regulatory Authority during such inspection or audit, (iii) shall immediately update the other Party during (in the case of multi-day inspections or audits) and following such inspection or audit of any information relating to Lumacan Products, (iv) shall promptly provide to the other Party the inspection or audit observations of such Regulatory Authority relating to such activities or data; provided, that the Party shall have the right to redact any material from such inspection or audit observations that do not relate to the HAL Active Ingredient or Lumacan Products, (v) shall prepare the response to any such observations, (vi) shall provide a copy of such planned response to the other Party, as it relates to the HAL Active Ingredient or Lumacan Products, and (vii) shall conform its activities under this Agreement to any commitments made in such a response. Each Party agrees to use Commercially Reasonable Efforts to cause its licensees and sublicensees (in the case of Salix, the Sublicensees) and Third Party contractors to accept and abide by an audit mechanism substantially similar to the mechanism described in this Section 6.6.

6.7 Reporting Adverse Drug Reactions/Experiences. Promptly following execution of this Agreement, the Parties will designate pharmacovigilance responsible person(s) who will be responsible for implementing a safety data exchange agreement (the “Safety Data Exchange Agreement”). Such Safety Data Exchange Agreement shall be executed within ninety (90) days from the Effective Date and shall govern the collection, assessment, management, reporting, and exchange of product safety and quality information (including adverse event information) and the maintenance of a global safety database in order for each Party to meet its regulatory and ethical obligations with respect to the Development and Commercialization of Lumacan Products. In general, each Party will be primarily responsible for submission of all required reports with respect to adverse events where such Party is obligated to do so under Applicable Law.

6.8 Global Safety Database. Salix, at its cost, shall establish, maintain and administer, and provide Photocure full access to, a common global safety database for the receipt, investigation, recordation, communication, and exchange between the Parties of any Clinical Data for Lumacan Products. The Parties shall agree upon guidelines and procedures for such common database that shall be in accordance with, and enable the Parties to fulfill their reporting obligations under, Applicable Law. Such guidelines and procedures shall be consistent with relevant ICH guidelines and other Applicable Law.

6.9 Recalls and Voluntary Withdrawals. If either Party becomes aware of information relating to Lumacan Products that indicates that a unit or batch of a Lumacan Product may not conform to the specifications therefor, or that potential adulteration, misbranding or other issues have arisen that relate to the safety or efficacy of the Lumacan Product, it shall promptly so notify the other Party. The Party having the right to control such recall pursuant to this Section 6.9 may, at its sole discretion, as between the Parties take appropriate courses of action in compliance with Applicable Law; provided that such controlling Party shall promptly notify the other Party of any recall action being considered, and where practicable, consider the views of the non-controlling Party prior to taking any recall action. As between the Parties, (a) Salix shall have the right, at its expense, to control any recalls, field corrections, field alerts or withdrawals of Lumacan Products in the Salix Territory; and (b) Photocure shall have the right, at its cost, to control any recalls, field corrections, field alerts or withdrawals of Lumacan Products in the Photocure Territory. Each Party shall maintain complete and accurate records of any recall of Lumacan Products in accordance with the Safety Data Exchange Agreement or any provisions contained in any agreement between the Parties in respect of the supply of HAL Active Ingredient or Lumacan Products for such periods as may be required by Applicable Law, but in no event for less than five (5) years following such recall. The provisions of this Section 6.9 are without prejudice, and are subject, to any terms that may be agreed between the Parties or between any Party and a Third Party in respect of the supply of HAL Active Ingredient or Lumacan Products, including the provisions of Article 8 and any agreement contemplated thereby.

ARTICLE 7

COMMERCIALIZATION

7.1 General.

(a) Salix, either itself or through its Sublicensees, shall be solely responsible for Commercialization of Lumacan Products in the Field in the Salix Territory.

(b) Salix shall use Commercially Reasonable Efforts to itself conduct, or to cause its Sublicensees to conduct, all Commercialization activities that are required to Commercialize Lumacan Products in the Field in the Major Market Countries in the Salix Territory. Such Commercialization efforts may include obtaining Pricing and Reimbursement Approvals in the Salix Territory, conducting such Post Approval Clinical Studies as may be necessary to expand the potential market for Lumacan Products in the Field, establishing and developing appropriate opinion leaders, promoting Lumacan Products with managed care organizations, and establishing Lumacan Products with formularies.

(c) Notwithstanding the appointment of any Sublicensees and Photocure’s right to Commercialize Lumacan Products in the Photocure Territory and subject to

Section 7.3 and Article 10, Salix shall be solely responsible for directing regulatory and marketing strategy for Lumacan Products worldwide, including by building and managing a global brand for Lumacan Products and securing global consistency in logos, branding, branding guidelines, sales positioning and messages, and Photocure shall cooperate with Salix with respect to such strategy.

7.2 Marketing Plans. Salix shall Commercialize Lumacan Products in the Salix Territory in accordance with the Marketing Plan. Salix shall submit a preliminary initial Marketing Plan to Photocure within [*] ([*]) days after the [*] of [*] in the Salix Territory. Salix shall thereafter submit updates to the Marketing Plan to the Steering Committee as and when necessary to reflect any changes to the overall strategy or intended activities relating to the Commercialization of Lumacan Products, but no less than [*] each [*]. Photocure may propose revisions to the Marketing Plan from time to time, and Salix shall consider in good faith incorporating such revisions into the Marketing Plan.

7.3 Product Labeling and Promotional Materials.

(a) Salix Materials. Salix shall keep Photocure informed regarding the preparation of Product Labeling and Promotional Materials for use in respect of Lumacan Products in the Field in the Salix Territory and shall provide Photocure with copies of such materials. Salix shall consider in good faith any reasonable and timely suggestions or comments offered by Photocure regarding such materials; provided that, except for comments relating to the use of the Licensed Trademarks or suspected misbranding, Salix shall control the content and format of such materials for use in the Field in the Salix Territory.

(b) Photocure Materials. Photocure shall keep Salix informed regarding the preparation of Product Labeling and Promotional Materials for use in respect of Lumacan Products in the Photocure Territory and shall provide Salix with copies of such materials. Photocure shall consider in good faith any reasonable and timely suggestions or comments offered by Salix regarding such materials; provided that in respect of any country in the Photocure Territory for which Salix holds the MAA, Salix shall control the content and format of such materials and for any country in the Photocure Territory for which Salix has assigned the MAA to Photocure or Photocure otherwise holds the MAA, Photocure shall control the content and format of such materials.

7.4 Sales Force. Each of Photocure and Salix shall use Commercially Reasonable Efforts to train and monitor its sales representatives so that such sales representatives: (a) use the Promotional Materials for the promotion of Lumacan Products in the Salix Territory and (b) limit claims of efficacy and safety for Lumacan Products to those that are consistent with Applicable Law and with promotional claims in Product Labeling approved by the applicable Regulatory Authorities.

7.5 Marketing Reports. Each Party shall promptly prepare and deliver to the other Party [*] reports of its Commercialization activities (and to the extent applicable, the Commercialization activities of its

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Affiliates and licensees (and, in the case of Salix, its Sublicensees). Each such report shall include, with respect to each country in which Commercialization is planned: (a) the status of obtaining the necessary Pricing and Reimbursement Approvals, (b) a summary of pre-launch marketing plans for Lumacan Products, (c) a summary of the Commercialization activities of the reporting Party and its Affiliates and licensees (and, in the case of Salix, it Sublicensees), (d) a forecast of all Commercialization activities that will be undertaken by the reporting Party and its Affiliates and licensees (and, in the case of Salix, it Sublicensees) in the subsequent [*] ([*])-month period, and (e) following the First Commercial Sale in a country, a summary of all sales resources deployed for Lumacan Products in such country. Salix shall provide to Photocure such internal sales forecasts in respect of sales of Lumacan Products in the Salix Territory as Salix may from time to time prepare. Such sales forecasts shall be provided by Salix to Photocure promptly following their creation. Any and all sales forecasts provided by Salix to Photocure pursuant to the preceding two sentences shall be non-binding and solely for Photocure’s use in preparing its own financial and other projections.

7.6 Co-Promotion or Sublicense in Europe Territory. Upon filing of an MAA in the first of the United Kingdom, France, Germany, Spain or Italy, Salix shall immediately notify Photocure thereof. Photocure shall have the option, exercisable solely by notice given to Salix within the [*] ([*]) days following the date of Salix’s notice pursuant to the preceding sentence, to elect to pursue good faith discussions with Salix in respect of co-promotion or sublicensing arrangements for Commercialization of the Lumacan Products in the Europe Territory. In the event that Photocure should provide a timely notice to Salix pursuant to the preceding sentence, the Parties thereafter shall, for a period of not less than [*] ([*]) days from the date of Salix’s notice, pursue good faith discussions regarding opportunities for Photocure to participate in the Commercialization of Lumacan Products in the Europe Territory either as a Sublicensee or as a co-promotion partner. Without limiting its obligations in the preceding sentence, Salix may pursue discussions for the Commercialization of Lumacan Products in the Europe Territory through sublicensing, co-promotion, or other arrangements with a Third Party in tandem with any discussions in which it and Photocure may be engaged; provided, that Salix shall not enter into any agreement or other binding arrangement during such [*] ([*])-day period.

7.7 Compliance with Laws. Each Party and its Affiliates and licensees (and, in the case of Salix, its Sublicensees) shall (a) comply with Applicable Law with respect to the Development, Manufacture and Commercialization of Lumacan Products, including the advertising and promotion requirements, distribution of product samples, Post Approval Clinical Studies, pharmacovigilance reports, complaint files and adverse event reporting, it being acknowledged and agreed that neither Party shall be required to undertake any activity relating to the Development, Manufacture or Commercialization of Lumacan Products that it believes, in good faith, may violate Applicable Law; (b) in all material respects conform its practices and procedures relating to educating the medical community with respect to Lumacan Products to any applicable industry association regulations, policies, guidelines or codes for the promotion of pharmaceutical products, as the same may be amended from time to time and shall comply with Applicable Law with respect

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thereto, including the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA), the American Medical Association Guidelines on Gifts to Physicians, the Code on the Promotion of Prescription-Only Medicines to, and Interactions with, Healthcare Professionals, promulgated by the European Federation of Pharmaceutical Industries and Associations (EFPIA) and similar guidances; and (c) shall comply with the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and similar Applicable Law relating to due and proper performance of its duties and obligations under this Agreement.

7.8 Unauthorized Sales.

(a) Unauthorized Sales by Salix. Salix (i) shall, and shall cause its Affiliates to, distribute, market, promote, offer for sale and sell the Lumacan Products only in the Field in the Salix Territory and (ii) shall not, and shall not permit its Affiliates to, distribute, market, promote, offer for sale or sell Lumacan Products (A) to any Person in fields of use and countries other than those as specified in the preceding clause (i) or (B) to any Person in the fields of use and countries as specified in the preceding clause (i) that Salix or its Affiliates, as applicable, knows (y) is likely to distribute, market, promote, offer for sale or sell Lumacan Products in fields of use and countries other than those as specified in the preceding clause (i) or assist another Person to do so, or (z) has directly or indirectly distributed, marketed, promoted, offered for sale or sold Lumacan Products in fields of use and countries other than those as specified in the preceding clause (i) or assisted another Person to do so. If Salix or its Affiliates receives any orders for Lumacan Products for fields of use and countries other than those specified in clause (i) of the first sentence of this Section 7.8(a), it shall promptly refer such orders to Photocure. In addition, neither Salix nor its Affiliates shall sell or otherwise provide, directly or indirectly, Lumacan Products to any Sublicensee or distributor in excess of amounts reasonably required to meet local demand in the country or other territory in respect of which the Sublicensee or distributor is authorized to distribute, market, promote, offer for sale or sell Lumacan Products.

(b) Unauthorized Sales by Photocure. Photocure shall, and shall cause its Affiliates to, distribute, market, promote, offer for sale and sell HAL Products only outside the Salix Territory or for use outside the Field. Photocure shall not, and shall not permit its Affiliates to, distribute, market, promote, offer for sale or sell HAL Products (i) to any Person other than outside the Salix Territory or for use outside the Field or (ii) to any Person that Photocure or its Affiliates, as applicable, knows (A) is likely to distribute, market, promote, offer for sale or sell HAL Products for use in the Field in the Salix Territory or assist another Person to do so, or (B) has directly or indirectly distributed, marketed, promoted, offered for sale or sold HAL Products for use in the Field in the Salix Territory or assisted another Person to do so. If Photocure or its Affiliates receives any orders for Lumacan Products for use in the Field in the Salix Territory, it shall promptly refer such orders to Salix. In addition, neither Photocure nor its Affiliates shall sell or otherwise provide, directly or indirectly, HAL Products to any licensee or distributor in excess of amounts reasonably required to meet local demand in the country or other territory in respect of which the licensee or distributor is authorized to distribute, market, promote, offer for sale or sell HAL Products.

(c) Certain Limitations. The provisions of this Section 7.8 shall apply only to the extent permitted by Applicable Law. To the extent any provision of this

Section 7.8 shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, the provisions of Section 15.5 shall apply.

ARTICLE 8

MANUFACTURE AND SUPPLY

8.1 API Supply.

(a) Proof of Concept Use.

(i) Photocure shall use reasonable efforts to procure and supply to Salix such quantities of HAL Active Ingredient, in the form and otherwise as manufactured by [*] for Photocure as of the Effective Date pursuant to that certain Active Ingredient Supply Agreement, dated May 28, 2003, as amended, between Photocure and [*] (the “API Supply Agreement”), as Salix may from time to time order in respect of activities leading to POC Completion. In respect of such supplies, Salix shall pay Photocure a purchase price equal to [*]% of the purchase price paid by Photocure to [*] under the API Supply Agreement for the HAL Active Ingredient so supplied and, in addition, shall [*]. The Parties agree to cooperate in good faith to establish terms for the supply of HAL Active Ingredient pursuant to this Section 8.1(a)(i), including in respect of forecasting, ordering procedures, and lead times. The Parties intend that such terms will be consistent with Photocure’s rights and obligations under the API Supply Agreement and its obligations, if any, to supply its other licensees with HAL Active Ingredient.

(ii) Without limiting Section 8.1(a)(i), Photocure confirms that it is able to supply Salix with [*] ([*]) [*] of HAL Active Ingredient, in the form and otherwise as manufactured by [*] for Photocure as of the Effective Date pursuant to the API Supply Agreement, for use by Salix in activities leading to POC Completion. Photocure shall supply such amount of HAL Active Ingredient promptly following its receipt of Salix’s order therefor. In respect of HAL Active Ingredient ordered by Salix pursuant to this Section 8(a)(ii), Salix shall pay Photocure a purchase price equal to [*]% of the purchase price paid by Photocure to [*] under the API Supply Agreement for the HAL Active Ingredient so supplied and, in addition, shall [*].

(b) Commercial Use. For all commercial uses, Salix shall secure one or more Third Parties (including, if it elects, [*]) to Manufacture HAL Active Ingredient for supply to Salix for use in the Manufacture of Lumacan Products. In connection with such arrangements, the following provisions will apply:

(i) [*] Supply. If Salix elects to source HAL Active Ingredient from [*] or another Third Party that is then supplying Photocure with the same HAL Active Ingredient for use with Other Products:

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(A) Salix shall source such HAL Active Ingredient directly from [*] or such other Third Party under an appropriate amendment of the API Supply Agreement (or such other supply agreement that is then effective between Photocure and [*] or such other Third Party) under the same pricing and other contractual terms as those afforded to Photocure and any other Photocure licensees sourcing the same HAL Active Ingredient pursuant to such arrangement;

(B) The Parties shall coordinate their forecasts and ordering so that they may obtain the pricing benefits of combined purchase quantities;

(C) Photocure shall coordinate all cGMP and other regulatory requirements, including management of process changes and preparation of CMC information for all regulatory filings; and

(D) The Parties shall otherwise take reasonable steps to maintain a single point of interface with [*] (or such other Third Party) on all matters not relating to specific orders and shipments, including conducting facility and records inspections jointly and maintaining common product specifications.

(ii) Other Suppliers. If Salix uses a Third Party otherwise than pursuant to the arrangements contemplated by Section 8.1(b)(i) (each such Person, a “Second Source”), then the following shall apply:

(A) Salix shall provide Photocure with notice of its intent to secure a Second Source, and the identity of the proposed Second Source, so as to permit Photocure to consider and comment on the suitability, from Photocure’s perspective, of such Second Source, including in respect of the prospect of reliable compliance by such Second Source with cGMP and the protection of information that may be disclosed by Salix or Photocure to such Second Source. Salix shall afford Photocure a reasonable opportunity to comment on the proposed Second Source and shall consider any such comments that Photocure may provide in good faith, but the Parties acknowledge that Salix shall have the final right to select the Second Source. Salix may secure more than one Second Source.

(B) Photocure shall have the first right, but not the obligation, to negotiate an agreement with such Second Source pursuant to which Photocure will, without charge, grant to such Second Source such licenses under the Licensed IP as are necessary for the Second Source to Manufacture HAL Active Ingredient for supply to Salix as contemplated by this Section 8.1(d). Photocure may exercise such right by notice delivered to Salix within [*] ([*]) days following notice given by Salix to Photocure of its intent to appoint the Second Source to Manufacture HAL Active Ingredient. In the event Photocure shall timely exercise such right, then for a period of [*] ([*]) days it shall have the exclusive right to negotiate with the Second Source in respect of the terms upon which the Licensed IP is to be licensed to the Second Source so as to permit the Second Source to Manufacture HAL Active Ingredient for supply to Salix. Any negotiation pursuant to this clause (B) shall be undertaken by Photocure [*] and [*] shall have [*] or [*] that it may incur in connection with such negotiation.

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(C) In the event that at the end of such [*] ([*]) day period Photocure and the Second Source have not entered into an agreement pursuant to which Photocure has granted the Second Source a license under the Licensed IP sufficient to permit the Second Source to Manufacture HAL Active Ingredient for Salix, then Salix may thereafter grant the Second Source a sublicense of its rights under Section 2.1(b) upon such terms, not inconsistent with this Agreement, as Salix may determine; provided that Salix shall include in the terms of any such license reasonable restrictions on the disclosure or unauthorized use by such Second Source of Licensed Technical Information or other proprietary Photocure information as may be disclosed to the Second Source and provisions to the effect that such Second Source may manufacture HAL Active Ingredient only for Salix, Photocure and their respective licensees and Sublicensees (with Photocure to be an intended third party beneficiary of the relevant contractual provisions with the right independently to enforce them) and shall pursue good faith efforts to obtain from such Second Source a grant back license in favor of Salix and Photocure to any and all process improvements that may be made by such Second Source in respect of the Manufacture of HAL Active Ingredient.

(D) Subject to Photocure having at that time on staff or otherwise available personnel with sufficient expertise, Photocure shall assist Salix to qualify such Third Party manufacturer designated by Salix to Manufacture HAL Active Ingredient and to provide to such Third Party manufacturer such technical assistance as Salix may reasonably request and such Third Party manufacturer may reasonably require in order to validate such Third Party’s facility to Manufacture HAL Active Ingredient and effect initial production scale-up at such facility. Salix shall pay Photocure for such services at the rate of €[*] per hour (as adjusted [*] in accordance with the [*] as published by [*]) in providing such services.

(iii) Utilization by Photocure. Photocure shall have the right also to source HAL Active Ingredient from any Second Source. Photocure may source HAL Active Ingredient from any such Second Source either directly under the same pricing and other contractual terms as those afforded to Salix or, subject to mutual agreement by the Parties, through cooperative arrangements with Salix. In the event that Photocure (whether for itself or a Photocure licensee) should source HAL Active Ingredient from a Second Source within [*] ([*]) [*] following the appointment of such Second Source by Salix, Photocure shall refund to Salix [*] ([*]%) of any amounts paid by Salix to Photocure in connection with technical or other assistance rendered by Photocure in connection with the qualification of such Second Source.

8.2 Commercial Supply of Lumacan Products.

(a) For Salix. Salix shall itself, or through its Affiliates or a Third Party manufacturer, Manufacture Lumacan Products for its commercial supply.

(b) Supply of Lumacan Products for the Photocure Territory. At Photocure’s request, for so long as Salix, directly or indirectly, Manufactures a specific Lumacan Product, Salix shall supply Photocure with such quantities of the Lumacan Product as may be ordered by Photocure (and its Affiliates, licensees and distributors) for use and sale outside the

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Salix Territory pursuant to and upon commercially reasonable terms to be set forth in a written agreement to be negotiated by the Parties in good faith beginning on the date of the [*] of the [*] in the [*] or at such later time as may be requested by Photocure (the “Lumacan Supply Agreement”). The terms of such agreement shall include a transfer price equal to [*]% of [*] of such Lumacan Product.

8.3 DMF. To the extent Salix sources HAL Active Ingredient through Photocure from [*] (or another Third Party then supplying Photocure) for activities leading to POC completion, clinical development or commercial use and Photocure does not provide CMC information regarding the HAL Active Ingredient directly to Salix, Photocure shall (or shall cause [*] or such other Third Party manufacturer to) submit and maintain a DMF for the HAL Active Ingredient to the applicable Regulatory Authorities in all countries in the Salix Territory where Salix (or any of its Sublicensees) submits, or intends to submit, an MAA or clinical trial application.

8.4 Quality Assurance Agreements.

(a) Quality assurance provisions for the supply of HAL Active Ingredient by Photocure to Salix under Section 8.1 will be set out in a quality assurance agreement to be executed by Salix and Photocure with substantially the same terms as those set forth in the Quality Agreement between [*] and Photocure.

(b) Quality assurance provisions for the supply of Lumacan Product by Salix to Photocure under Section 8.3 will be included in the supply agreement between Salix and Photocure contemplated by Section 8.3.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership.

(a) Each Party shall remain the sole owner of, and have sole and exclusive title to, any and all intellectual property rights owned by it at the Effective Date.

(b) Each Party shall have and retain sole and exclusive title to all Improvements that are conceived, discovered, developed or otherwise made solely by its employees, agents or other persons acting solely under its authority.

(c) As between the Parties, the Parties shall each own an equal, undivided interest in Improvements, whether or not related to Lumacan Products or the HAL Active Ingredient, which are conceived, discovered, developed or otherwise made jointly by or on behalf of Photocure (or its Affiliates or licensees), on the one hand, and Salix (or its Affiliates or Sublicensees), on the other hand, in the course of the performance of any Development or Commercialization activities under this Agreement (“Joint Improvements”) and all Patents

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covering the Joint Improvements (collectively, the “Joint Patents”) and other intellectual property rights therein (together with the Joint Improvements, the “Joint Technology”). Subject to Articles 2 and 14, including the exclusive nature of the licenses set forth therein as they relate to Joint Technology Controlled by a Party, (i) Photocure shall have the right to Exploit Joint Technology without a duty of accounting to Salix; and (ii) Salix shall have the right to Exploit Joint Technology without a duty of accounting to Photocure. Except as contemplated by the preceding sentence, neither Party shall have the right to Exploit Joint Technology without the written consent of the other Party. For those countries where a specific license is required to be granted by a joint owner of technology to the other joint owner of the technology in order for the other joint owner to practice such jointly owned technology in such countries, (i) Photocure shall, and does hereby, grant to Salix an irrevocable, non-exclusive, fully paid-up license under Photocure’s right, title and interest in and to the Joint Technology to use and practice the Joint Technology in all fields and in all countries except in the Field in the Photocure Territory and (ii) Salix shall, and does hereby, grant to Photocure an irrevocable, non-exclusive, fully paid up license under Salix’s right, title and interest in and to the Joint Technology to use and practice the Joint Technology in all fields and in all countries except in the Field in the Salix Territory. For the avoidance of doubt, (i) any rights in the Joint Technology Controlled by Photocure, including pursuant to the preceding sentence, shall constitute and be included in Licensed IP and as such shall, without limitation, be subject to Section 2.1, including the exclusive nature of the licenses set forth therein as they relate to Licensed IP, and (ii) any rights in the Joint Technology Controlled by Salix, including pursuant to the preceding sentence, shall constitute and be included in Salix IP and as such shall, without limitation, be subject to Sections 2.6 and 14.7(a), including the exclusive nature of the licenses set forth therein as they relate to Salix IP.

(d) Each Party shall during the Term promptly disclose to the other Party in writing, and shall cause its Affiliates and, to the extent permitted by its contractual obligations with Third Parties as they exist on the Effective Date, its licensees (and in the case of Salix, Sublicensees) to so disclose, the development, making, conception or reduction to practice of any Improvement in respect of the Manufacture of the HAL Active Ingredient or Lumacan Products, the Development of the HAL Active Ingredient or Lumacan Products in the Field, or the Commercialization of Lumacan Products in the Field. Without limiting the provisions of the preceding sentence, at least [*] during every [*] during the Term, each Party shall deliver to the other a written report describing any and all Improvements in respect of the Manufacture of the HAL Active Ingredient or Lumacan Products, the Development of the HAL Active Ingredient or Lumacan Products in the Field, or the Commercialization of Lumacan Products in the Field generated or developed by it or its Affiliates or such licensees (or in the case of Salix, Sublicensees) during the relevant period or, if such is the case, stating that no such Improvements were so generated or developed.

9.2 Inventorship.

(a) The determination of whether any Improvement is conceived or developed by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall be made in accordance with Applicable Law in the United States.

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(b) In the event that, notwithstanding the provisions of Section 9.2(a), United States law does not apply to allocate proprietary rights in a particular Improvement, each Party shall, and does hereby, assign, and shall cause its Affiliates and licensees (and in the case of Salix, Sublicensees) to so assign, to the other Party, without additional compensation, such right, title and interest in and to any such Improvement, as well as any intellectual property rights with respect thereto, as is necessary to fully effect ownership of such Improvement as contemplated by Section 9.1 following the application of Section 9.2(a).

9.3 Patent Prosecution.

(a) Licensed Patents.

(i) Photocure, at its sole discretion, shall have the responsibility and bear all costs (including attorneys’ fees) for filing, prosecution, maintenance and extensions, including seeking any supplemental protection certificates and patent term extensions, if any, of the Licensed Patents and shall be responsible for all related interference, opposition, revocation and re-examination proceedings, all with the understanding that it shall (A) keep Salix reasonably informed with respect to such activities (including issues regarding (y) the countries in which to initiate or continue prosecution (including validation) and (z) the scope of, issuance of, rejection of, an interference involving, or an opposition to any such Licensed Patent application or resulting Licensed Patent) such that Salix has reasonable time to review and comment upon any documents intended for submission to any patent office; (B) furnish to Salix a copy of any such Licensed Patent application and copies of documents relevant to such prosecution and maintenance, including copies of correspondence with any patent office, foreign associates and outside counsel, such that Salix has reasonable time to review and comment upon any documents intended for submission to any patent office; and (C) reasonably consider and, to the extent deemed appropriate by Photocure in its reasonable judgment, incorporate the comments of Salix on any such documents filed with any patent office. Photocure shall provide Salix with the status of such Licensed Patents no less frequently than [*] per every [*]. Photocure shall make reasonable efforts, to the extent permitted by its contractual obligations to Third Parties as they exist on the Effective Date, not to take any position in the prosecution of any Licensed Patent that could reasonably be expected to affect adversely any other Licensed Patent in the Field in the Salix Territory. The provisions of this clause (i) shall apply to In-Licensed Patent only to the extent Photocure prosecutes such Patents.

(ii) If Photocure plans to abandon any Licensed Patent without filing a continuing application claiming the same subject matter, Photocure shall notify Salix in writing at least [*] ([*]) days in advance of the due date of any payment or other action that is required to prosecute or maintain such Licensed Patent and Salix may elect, upon written notice within such [*] ([*]) day period to Photocure, to make such payment or take such action, (A) in respect of the Salix Territory, for all actions and, (B) in any country outside the Salix Territory in which HAL Active Ingredient or Lumacan Products are being Manufactured, for any action relating to HAL Active Ingredient or Lumacan Products, in each case ((A) and (B)) at Salix’s expense and in Photocure’s name, and Photocure shall reasonably cooperate with Salix in connection with such maintenance activities. In the event that Salix should assume prosecution

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of a Licensed Patent and thereafter make payments or take other actions in respect of the Licensed Patent as contemplated by the preceding sentence, then Photocure shall at any time thereafter, promptly upon Salix’s request and expense, execute all such documents and take all such other actions as may be required to transfer and assign the relevant Licensed Patent to Salix. In connection with any such transfer or assignment of a Licensed Patent to Salix, Salix, shall, and hereby does, grant to Photocure a non-exclusive, nontransferable and sublicensable (in connection only with the development, manufacture or commercialization of HAL Products), fully paid-up and irrevocable license to practice the inventions covered by such Licensed Patent in the country or countries where the Licensed Patent is effective to the full end of the term or terms for which the Licensed Patent issues. Any license rights granted by Salix to Photocure pursuant to the preceding sentence shall constitute and be included in Licensed IP and as such shall, without limitation, be subject to Article 2.1, including the exclusive nature of the licenses set forth therein as they relate to Licensed IP. The provisions of this clause (ii) shall apply to In-Licensed Patents only to the extent (A) Photocure prosecutes such Patents; and (B) Photocure is permitted to take the actions contemplated by this clause (ii) by its contractual obligations to Third Parties as they exist on the Effective Date.

(iii) The provisions of this subsection (a) shall not apply in respect of Joint Patents.

(b) Joint Patents. Salix, at its sole discretion, shall have the responsibility for filing, prosecution, maintenance and extensions, including seeking any supplemental protection certificates and patent term extensions, if any, of the Joint Patents and shall be responsible for all related interference, opposition, revocation and re-examination proceedings, with the understanding that it (i) shall keep Photocure reasonably informed with respect to such activities (including issues regarding (A) the countries in which to initiate or continue prosecution (including validation) and (B) the scope of, issuance of, rejection of, an interference involving, or an opposition to any such Joint Patent application or resulting Joint Patent) such that Photocure has reasonable time to review and comment upon any documents intended for submission to any patent office; (ii) furnish to Photocure a copy of any such Joint Patent application and copies of documents relevant to such prosecution and maintenance, including copies of correspondence with any patent office, foreign associates and outside counsel, such that Photocure has reasonable time to review and comment upon any documents (including draft patent applications) intended for submission to any patent office; (iii) in respect only of Joint Patents claiming the Manufacture of the HAL Active Ingredient or Lumacan Products, the Development of the HAL Active Ingredient or Lumacan Products in the Field, or the Commercialization of Lumacan Products in the Field or methods of using HAL Active Ingredient in the Field or dosing regimens for HAL Active Ingredient for use in the Field, reasonably consider and to the extent deemed appropriate by Salix in its reasonable judgment, incorporate the comments of Photocure on any such documents filed with any patent office; and (iv) in respect of Joint Patents other than those addressed by clause (iii), either incorporate the comments of Photocure on any such documents filed with any patent office in such documents or, in the absence of mutual agreement as to the incorporation or non-incorporation of any such comment, defer filing of such documents, provided, that in no event shall Salix be prevented by this clause (iv) from making any filing or taking any other action required in order to prevent a Joint Patent from going abandoned or lapsing. Salix shall provide Photocure with the status of such Joint Patents no less frequently than once per every semi-annual calendar period. Salix shall make reasonable efforts not to take any action in the prosecution of any Joint Patent that could reasonably be expected to affect adversely any other Joint Patent or any Licensed Patent for use outside the Field or outside the Salix Territory. If Salix plans to abandon any Joint Patent without filing a continuing application claiming the same subject matter, Salix shall notify Photocure in writing at least [*] ([*]) days in advance of the due date of any payment or other action that is required to prosecute or maintain such Joint Patent and Photocure may elect, upon written notice within such [*] ([*]) day period to Salix, to make such payment or take such action, and Salix shall reasonably cooperate with Photocure in connection with such maintenance activities. The Parties shall share equally all costs reasonably incurred in connection with the preparation, prosecution and maintenance of any Joint Patents; provided, however, that either Party may at any time renounce and assign to the other Party any and all right, title and interest of such assigning Party in a Joint Patent and shall thereafter have no responsibility in respect of costs in respect of the preparation, prosecution or maintenance of such Joint Patent. Any dispute regarding the prosecution and maintenance activities with respect to the Joint Patents shall be discussed by patent counsel for each Party, who shall use their good faith efforts to mutually agree upon the proper course of action to resolve such dispute. If any dispute is not resolved by the patent counsel for each Party, then the dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 15.12.

9.4 Enforcement.

(a) Enforcement in the Salix Territory in the Field. If either Party becomes aware of any infringement or threatened infringement of any Licensed Patents or Joint Patents in the Salix Territory by any Third Party using (for any purpose, including research or commercial purposes), offering to sell or selling in the Salix Territory a HAL Product formulated or marketed for use in the Field other than as expressly permitted under this Agreement, the following provisions shall apply:

(i) The Party having such knowledge shall promptly give written notice to the other Party, which notice shall set forth the available facts of such infringement in reasonable detail.

(ii) Salix shall have the first right, but not the obligation, to initiate and control the prosecution of such infringement or to grant the infringing Third Party adequate rights and licenses to continue such otherwise infringing activities. Upon Salix’s request, Photocure agrees (A) to be joined as a party plaintiff in any such action to the extent legally required or necessary or useful in order to obtain a more effective remedy and, (B) as necessary, to cooperate in the prosecution of such action. Photocure shall have the right, at its own expense, to be represented by counsel of its own choice in any action or proceeding controlled by Salix relating to such infringement.

(iii) If Salix (A) fails to notify the alleged infringer or its counsel regarding such infringement within [*] ([*]) days of learning of such infringement, or (B) fails to commence such action within (1) [*] ([*]) days of learning of such infringement (or [*] ([*]) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) or (2) [*] ([*]) days before the time limit, if any, set forth in Applicable Law relating to the filing of such

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action, whichever comes first, or (C) earlier notifies Photocure in writing of its intent not to so initiate an action, and Salix has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Photocure shall have the right, but not the obligation, to initiate and control the prosecution of such infringement. Salix shall have the right, at its own expense, to be represented by counsel of its own choice in any action or proceeding controlled by Photocure relating to such infringement.

(iv) No settlement or consent judgment or other voluntary final disposition of a suit under this Section 9.4(a) may be entered into without the joint consent of Photocure and Salix, such consent not to be unreasonably withheld or delayed. Photocure shall not provide its consent to any settlement or consent judgment or other voluntary final disposition of a suit described in this Section 9.4(a) that may have been brought by Photocure’s licensee(s) without first obtaining the consent of Salix thereto.

(b) Other Enforcement. If either Party becomes aware of any infringement or threatened infringement of any Licensed Patents or Joint Patents by an unlicensed Third Party other than one addressed by Section 9.4(a), the following provisions shall apply:

(i) The Party having such knowledge shall promptly give written notice to the other Party, which notice shall set forth the available facts of such infringement in reasonable detail.

(ii) For Joint Patents that are listed in the FDA’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations in respect of an NDA pursuant to which a Lumacan Product is marketed or sold in the United States, Photocure shall have the sole right, but not the obligation, to initiate the prosecution of such infringement or to grant the infringing Third Party adequate rights and licenses to continue such otherwise infringing activities. Any prosecution of any such infringement shall be conducted under the joint control of both Parties with each Party entitled to retain its own counsel for such purpose.

(iii) For all Licensed Patents and for all Joint Patents not described by Section 9.4(b)(ii), Photocure shall have the sole right, but not the obligation, to initiate and control the prosecution of such infringement or to grant the infringing Third Party adequate rights and licenses to continue such otherwise infringing activities.

(iv) Joint consent of Photocure and Salix is not required for a settlement or consent judgment or other voluntary final disposition of a suit or proceeding under this Section 9.4(b) that relates to any Licensed Patent or Joint Patent, except that if settlement is reasonably likely to adversely affect the Lumacan Product in the Salix Territory or the validity or enforceability of a corresponding Licensed Patent in the Salix Territory, then the joint consent of Photocure and Salix is required and such consent shall not be unreasonably withheld or delayed.

(v) In any enforcement proceeding by Photocure or its other licensees involving the infringement or suspected infringement of any Licensed Patents or Joint Patent, to the extent permitted by Photocure’s contractual obligations to Third Parties as they exist on the Effective Date (but nonetheless giving effect to any protective orders of any judicial or administrative body or arbitration tribunal even if they arise after the Effective Date), Photocure shall, as and to the extent it can do so without waiving attorney-client or attorney work product privilege or appropriate arrangements can be made between it and Salix to protect and preserve attorney-client or work product privileges, be obligated to provide to Salix copies of all material pleadings and a right to review materials, documents and other information produced in discovery by any party to the enforcement proceeding and shall consider in good faith any and all comments timely provided by Salix relating to the interpretation, validity or enforceability of the Licensed Patent or Joint Patent that is the subject of such enforcement proceeding.

(c) Assistance. Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this Section 9.4, at the requesting Party’s expense, including allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party all information in its possession or control that it is aware shall assist the other Party in responding to any such action, claim or suit.

(d) Consultation. In connection with any action initiated under this Section 9.4, the controlling Party shall consider in good faith any comments from the non-controlling Party and shall keep the non-controlling Party reasonably informed of any steps taken in connection with such action. Except in respect of a license under a Joint Patent within the scope of the rights a Party is permitted to exercise pursuant to Section 9.1(c), no offer of settlement or compromise shall be binding on a Party hereto without its prior written consent (which consent shall not be unreasonably withheld).

(e) Allocation of Costs and Recoveries. [*] shall bear [*] relating to any enforcement action commenced pursuant to this Section 9.4. If any recoveries or other amounts are obtained in connection with any action initiated under Section 9.4(a) (including any amounts resulting from any settlement relating thereto), such amounts shall first be [*] the [*] to [*] and [*] by the [*] and up to the [*] (including [*]) in [*] such [*]). If any balance remains thereafter, (i) [*] of the balance [*] and [*] of the balance [*]; and (ii) [*] by [*] and [*].

9.5 Infringement Claims by Third Parties.

(a) Defense of Third Party Claims. If a Third Party asserts that a Patent or other intellectual property right (other than Trademarks, which shall be governed by Article 10) owned or controlled by it is infringed by the Exploitation of Lumacan Products, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim along with the related facts in reasonable detail. Salix shall have the first right, but not the obligation, through counsel reasonably acceptable to Photocure, to control the defense of any such claim to the extent it relates to Exploitation of Lumacan Products in the Field in the Salix Territory and Photocure shall have the first right, but not the obligation, through counsel

[*]	Confidential treatment requested.

reasonably acceptable to Salix, to control the defense of any other such claim. If the Party with primary responsibility for defense under this Section 9.5(a) does not accept control of the defense of such claim within [*] ([*]) days (or [*] ([*]) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) of learning of the claim, or earlier notifies the other Party in writing of its intent not to so assume control of such defense, then the other Party shall have the right, but not the obligation, to defend against such claim; provided, however, that the non-controlling Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) Settlement of Third Party Claims. The Party that controls the defense of a given claim under this Section 9.5 shall also have the right to control settlement of such claim; provided, however, that (i) no settlement shall be entered into by such controlling Party without the prior written consent of the non-controlling Party if such settlement would adversely affect or diminish the rights and benefits of the non-controlling Party under this Agreement, impose any new obligations or adversely affect any obligations of the non-controlling Party under this Agreement, or adversely affect the validity or enforceability of the Licensed Patents or the intellectual property rights of such non-controlling Party and (ii) the controlling Party shall not be entitled to settle any such claim by granting a license or covenant not to sue under or with respect to the non-controlling Party’s intellectual property rights without the prior written consent of the non-controlling Party.

(c) Assistance. Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this Section 9.5, at the requesting Party’s expense, including allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party all information in its possession or control that it is aware shall assist the other Party in responding to any such action, claim or suit.

(d) Consultation. In connection with any defense under this Section 9.5, the controlling Party shall consider in good faith any comments from the non-controlling Party and shall keep the non-controlling Party reasonably informed of any steps taken in connection with such action. No offer of settlement or compromise shall be binding on a Party hereto without its prior written consent (which consent shall not be unreasonably withheld).

(e) Allocation of Costs. [*] shall bear [*] relating to any defense pursuant to this Section 9.5. Any damages or other amounts collected shall be first allocated to [*] the [*] that has [*] for its [*] in [*], and second to [*] the [*] for [*]. Any remainder after such [*] is made shall be [*] of the Parties under this Agreement with respect to the alleged infringement at issue.

9.6 Patent Certifications.

(a) If either Party (i) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged MAA in the Salix Territory that refers

[*]	Confidential treatment requested.

to or relies on Regulatory Documentation submitted by either Party to any Regulatory Authority, whether or not such a filing may be in violation of any Valid Exclusivity Right or infringe the Licensed Patents or Joint Patents, (ii) receives any notice of certification regarding such Patents pursuant to the Hatch-Waxman Act claiming that any such Patents are invalid or unenforceable or claiming that the any such Patents will not be infringed by the manufacture, use, marketing or sale of a product for which an ANDA is filed, or (iii) receives any equivalent or similar certification or notice in any other jurisdiction, it shall notify the other Party in writing, identifying the alleged applicant or potential applicant and furnishing the information upon which such determination is based, and provide the other Party a copy of any such notice of certification within [*] ([*]) days of receipt and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Section 9.4.

To the extent required by Applicable Law, Salix shall take all actions as may be required by it to maintain with the applicable Regulatory Authorities correct and complete listings of applicable Licensed Patents and Joint Patents for Lumacan Products, including all “Orange Book” listings required under the Hatch-Waxman Act.

9.7 Patent Marking. In respect of the Licensed Patents and Joint Patents, each Party shall mark, and have its licensees (or, in the case of Salix, Sublicensees) mark, all patented Lumacan Products they sell or distribute pursuant to this Agreement in accordance with the Applicable Law in the country or countries of manufacture or sale thereof.

9.8 Additional Licensees under the Licensed Patents. Salix acknowledges that Photocure has granted, and may in the future grant, Third Parties rights under the Licensed Patents. Photocure represents that none of such rights so licensed include the right to Commercialize Lumacan Products in the Field in the Salix Territory. Salix acknowledges that such other rights and the prior approval of new drug applications or other marketing authorizations may restrict the ability to obtain further patent term extensions and similar Valid Exclusivity Rights of any Licensed Patents in the Salix Territory. Moreover, Salix acknowledges that such Third Parties were also granted the right to enforce one or more of the Licensed Patents against Third Parties that infringe the Licensed Patents by activities relating to Other Products or other pharmaceutical products containing esters of [*] claimed under the Licensed Patents.

9.9 Exception for Patents Licensed from [*]. No rights or obligations of the Parties in Sections 9.3, 9.4 or 9.6 shall apply with respect to any Patents owned or Controlled by [*], which Patents, to the extent included in the Licensed Patents, are licensed to Salix under Section 2.1.

[*]	Confidential treatment requested.

9.10 Third Party Licenses.

(a) Negotiating Party. If, in either Party’s good faith, reasonable judgment, it is reasonably necessary in the best interests of the commercial success of Lumacan Products in any country or region of the Salix Territory, that a license be obtained under an issued patent or other intellectual property from one or more Third Parties for the Development, Manufacture or Commercialization of Lumacan Products by Salix or its Sublicensees pursuant to the licenses granted hereunder, then Salix (or, in the case of the licenses described in Section 9.10(b)(i), Photocure) shall have the first right to take the lead on negotiating the terms of each such license; provided that if Salix does not take such lead, then Photocure may do so; provided further, that the negotiating Party shall obtain the written consent of the other Party prior to entering into any such license, such consent not to be unreasonably withheld, conditioned, or delayed. In any event, the terms of any such license shall permit the Party obtaining such license to grant to the other Party a sublicense thereunder to the same extent that such Party licenses its applicable intellectual property to the other Party under this Agreement and upon termination.

(b) Responsibility for Third Party Payments.

(i) Except as set forth in Exhibit 9.10, [*] shall be solely responsible for any payments to Third Parties in respect of any license obtained pursuant to Section 9.10(a) from Third Parties under patents claiming the composition of matter (including a formulation) or use in the Initial Indication of the Existing Formulations by Salix or its Affiliates or Sublicensees.

(ii) In respect of any other license obtained pursuant to Section 9.10(a), Salix shall be entitled to deduct from amounts it owes to Photocure under Sections 4.4 and 4.5 in respect of sales of Lumacan Products [*] percent ([*]%) of the amount of any payments to Third Parties due under any such license in respect of such sales up to a maximum amount of [*] percent ([*]%) of such amounts owed by Salix to Photocure under Sections 4.4 and 4.5 for any Quarter in respect of such sales, [*] up to a maximum amount for each Quarter of [*] percent ([*]%) of the amounts owed by Salix to Photocure pursuant to Sections 4.4 and 4.5 in respect of such subsequent Quarter.

(c) Photocure Licenses. With respect to any royalties and milestone payments payable by Photocure to Third Parties based on sales of Lumacan Products pursuant to license or other agreements in effect as of the Effective Date or entered into without the prior written consent of Salix, Photocure shall be solely responsible (with no right of reimbursement from Salix) for paying all such royalties to the relevant Third Parties.

(d) [*] Patents. The provisions of this Section 9.10 shall not apply in respect of any license of [*] Patents, but any such license shall instead be governed by the provisions of Section 9.11.

9.11 Option to [*] Patents.

[*]	Confidential treatment requested.

(a) Negotiating Party. If Salix seeks to file an MAA for a Lumacan Product claimed under a [*] Patent and either Party should determine, in its good faith, reasonable judgment that it is reasonably necessary in the best interests of the commercial success of Lumacan Products in any country or region of the Salix Territory that a license be obtained under a [*] Patent for the Development, Manufacture or Commercialization of Lumacan Products in or for the Salix Territory, then Photocure shall, effective automatically upon notice given by either Party to the other and without any further action by either Party, grant a sublicense under its license rights from [*] in respect of such Patent to Salix, such license to be upon the terms of the licenses set forth in Section 2.1. No additional consideration shall be payable by Salix to Photocure in respect of such sublicense.

(b) Responsibility for Third Party Payments. [*] shall be solely responsible for any payments to [*] in respect of the sublicenses granted pursuant to Section 9.11(a) to permit the Manufacture, Development and Commercialization of Lumacan Products by Salix or its Affiliates or Sublicensees hereunder.

ARTICLE 10

TRADEMARKS

10.1 Rights.

(a) Limited Salix Rights. Salix acknowledges that all of its uses of the Licensed Trademarks (including all goodwill associated with or attached to such uses) shall inure to the benefit of Photocure. Salix further acknowledges that it has, and will obtain by virtue of its uses of the Licensed Trademarks hereunder or otherwise, no ownership rights to the Licensed Trademarks. Salix shall not seek registration of any of the Licensed Trademarks with the United States Patent and Trademark Office or with any state or foreign trademark office or the equivalent, without Photocure’s prior written consent.

(b) Registration. Photocure, at its sole cost, shall use its best efforts to register, and to maintain and renew any resulting trademark registration of, each of the Licensed Trademarks in International Class 5 (pharmaceuticals), Class 10 (medical devices) and/or such other relevant International Class (or the national equivalent of each such International Class), as Salix may reasonably designate, in each country, jurisdiction and territory in the Salix Territory pursuant to such registration application filing timelines as Salix may reasonably specify; provided that if the “LUMACAN” trademark does not receive Regulatory Approval in a country, jurisdiction or territory in the Salix Territory, the Parties shall select up to three mutually agreeable alternative trademarks to replace the “LUMACAN” trademark and Photocure shall, using its best efforts, seek registrations and Regulatory Approvals for, and shall own, such alternative trademarks. Photocure shall also register, at its sole cost, and shall own and maintain, such gTLD and ccTLD domain names as may be available for registration, corresponding to such alternative trademarks, for use by Salix in connection with the Commercialization of Lumacan Products in the Field in the Salix Territory. If none of such alternative trademarks receives Regulatory Approval, the Parties shall repeat the process set out in the preceding two sentences until an alternative trademark is identified that receives

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Regulatory Approval. All such trademarks and domain names shall be deemed Licensed Trademarks hereunder.

10.2 Manner of Use. Salix (or its Sublicensees) shall use the Licensed Trademarks in accordance with sound trademark and name usage principles and in accordance with Applicable Law as reasonably necessary to maintain the validity and enforceability of the Licensed Trademarks. Additionally, Salix (or its Sublicensees) shall:

(a) not use any Licensed Trademarks in any manner that might tarnish, disparage, or reflect adversely, as those terms are reasonably construed, on Photocure, the Lumacan Products or the Licensed Trademarks;

(b) promote and sell Lumacan Products under only the trademark “LUMACAN” and other Licensed Trademarks as expressly agreed to in writing by the Parties, except that Salix may add the name “Salix” or any other company name belonging to Salix (or its Sublicensees, subject to Applicable Law) to the Product Labeling; provided that all Product Labeling and packaging shall in any case identify Photocure as licensor of the relevant Lumacan Product, unless prohibited by Applicable Law; provided, further, that from and after the Authorized Generic Product Commencement Date the provisions of this subsection (b) shall not apply in respect of the promotion and sale by Salix or its Affiliates or Sublicensees of an Authorized Generic Product;

(c) not use any Licensed Trademarks in any manner that suggests an agency, partnership, or joint venture relationship with Photocure;

(d) not use any Licensed Trademarks as part of its corporate or business names;

(e) comply with the reasonable requirements of Photocure as to the form, manner, scale and context of use of the Licensed Trademarks and of the statements required under Section 10.2(g) below;

(f) display the proper form of trademark notice associated with the Licensed Trademarks, as notified to Salix in writing by Photocure;

(g) include, on any Product Labeling that bears a Licensed Trademark, a statement identifying Photocure as the owner of such Licensed Trademark and where possible indicating that Salix (or its Sublicensee, subject to Applicable Law) is an authorized user of such Licensed Trademark, unless prohibited by Applicable Law;

(h) neither use nor display any Licensed Trademarks in such relation to any other mark or marks owned by any Third Party or Salix or its Sublicensees as to suggest that the multiple marks constitute a single or composite trademark or service mark or are under the same proprietorship; and

(i) subject to Article 14, discontinue all use of the Licensed Trademarks immediately upon expiration or termination of this Agreement.

10.3 Quality Control. Photocure shall have the right to exercise quality control over Lumacan Products bearing the Licensed Trademarks and Salix’s use of the Licensed Trademarks to a degree reasonably necessary to maintain the validity of the Licensed Trademarks and to protect the goodwill associated therewith. Salix shall comply with all reasonable requests by Photocure to assure the quality of Lumacan Products bearing the Licensed Trademarks. Photocure shall have the right, during regular business hours and upon [*] ([*]) business days’ advance written notice, no more than [*] a [*], to make such reasonable inspection of Salix’s (and its Sublicensees’) facilities and records relating to the Manufacture of Lumacan Products as are necessary to assure conformance with the foregoing obligations.

10.4 Enforcement of Licensed Trademarks. Salix shall have the first right, but not the obligation, to initiate and control, at its own expense and by counsel of its own choice (which counsel shall be reasonably acceptable to Photocure) the enforcement and defense of the Licensed Trademarks in the Salix Territory, including against (a) any actual, alleged or threatened claim of alleged infringement, dilution, misuse or other violation of any Third Party trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, or any other similar claims brought by a Third Party against either Party in connection with the use or registration of the Licensed Trademarks in connection with any Lumacan Products and (b) any actual or alleged infringement, dilution, misuse, or other violation of any Licensed Trademark by a Third Party. Photocure shall have the right, at its own expense, to be represented by counsel of its own choice in any action or proceeding controlled by Salix relating to such infringement and shall provide reasonable assistance to Salix, at Salix’s expense, in connection with any action, claim or suit under this Section 10.4. With respect to any actual or alleged infringement, dilution, misuse or other violation of any Licensed Trademark by a Third Party, if Salix fails to notify the alleged violator or its counsel regarding such infringement, dilution, misappropriate or other violation within [*] ([*]) days of learning of such infringement or to commence an infringement or other action within (a) [*] ([*]) days of learning of such infringement, dilution, misuse, or violation or (b) [*] ([*]) days before the time limit, if any, set forth in Applicable Law relating to the filing of such an action, whichever comes first, then Photocure shall have the right, but not the obligation, to initiate and control the prosecution of such infringement or other action. If any recoveries or other amounts are obtained in connection with any action initiated under this Section 10.4, including in connection with any counterclaim asserted by Salix or Photocure in any action brought by a Third Party (including any amounts resulting from any settlement relating thereto), such amounts shall first be distributed between the Parties to reimburse Photocure and Salix by the proportion and up to the extent of their out-of-pocket expenses (including reasonable attorneys’ fees) in prosecuting or defending against any such infringement action. If any balance remains thereafter, (i) [*] percent ([*]%) of the balance shall be paid to Photocure and [*] percent ([*]%) of the balance shall be paid to Salix if Salix is the controlling Party with respect to such action; and (ii) the balance shall be [*] by Photocure and Salix if Photocure is the controlling Party with respect to such action.

[*]	Confidential treatment requested.

ARTICLE 11

REPRESENTATIONS

11.1 Mutual Representations. Salix and Photocure each represents and warrants as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the Applicable Law of Delaware or Norway, respectively, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted and to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action, and do not and will not:

(i) require any consent or approval of its stockholders or any government authority, or

(ii) violate any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

(c) This Agreement is legal, valid and binding and any obligation under it is enforceable in accordance with its terms and conditions.

(d) It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any material respect with the terms of this Agreement or that would materially impede the diligent and complete fulfillment of its obligations.

(e) Neither Party (and in the case of Salix, any of its Sublicensees) has been debarred or is subject to debarment and neither Party (and in the case of Salix, any of its Sublicensees) will use in any capacity, in connection with the Development, Manufacture or Commercialization of the Product, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. Each Party shall inform the other Party in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person used in any capacity by such Party (and in the case of Salix, any of its Sublicensees) in connection with the Development, Manufacture or Commercialization of the Product.

(f) It has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith.

(g) Each Party has (or will have at the time performance is due) maintained all agreements reasonably necessary to perform its obligations and grant the rights granted to the other Party hereunder.

11.2 Additional Representations of Photocure. Except as set forth in Exhibit 11.2, Photocure further represents and warrants to Salix as of the Effective Date as follows. For purposes of this Section 11.2, “knowledge” means, in respect of a Person, such Person’s actual knowledge and, in the case of Photocure, actual knowledge of the individuals listed in Exhibit 11.2.

(a) Rights in Licensed Patents.

(i) Photocure is the sole and exclusive owner of the entire right, title and interest in and to the Patents listed in the “Owned Patents” section of Exhibit 1.58 (the “Owned Patents”) and is entitled to grant the licenses specified herein. None of the Owned Patents is subject to any encumbrance, lien or claim of ownership by any Third Party.

(ii) Photocure is an exclusive licensee of the Patents listed in the “In-Licensed Patents” section of Exhibit 1.58 (the “In-Licensed Patents”) and is entitled to grant the licenses specified herein. Such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party. Redacted copies, which except for redactions are true, correct and complete, of all license agreements regarding the In-Licensed Patents (the “In-License Agreements”), as amended to the Effective Date, have been provided by Photocure to Salix. None of Photocure or any of its Affiliates or, to the knowledge of Photocure, any Third Party is in breach of any In-License Agreement.

(iii) The Owned Patents and the In-Licensed Patents constitute all of the Licensed Patents as of the Effective Date.

(b) Prosecution of Licensed Patents. To its knowledge, the Licensed Patents are being diligently procured from the respective patent offices in accordance with Applicable Law. Each Licensed Patent is and at all times has been in compliance with all legal requirements applicable thereto, and all filings, payments, and other actions required to be made or taken to maintain the Licensed Patents in full force and effect have been made by the applicable deadline. No application for a Licensed Patent listed in Exhibit 1.58 has been abandoned or allowed to lapse; and no provisional application constituting a Licensed Patent has expired without the filing of a nonprovisional patent application that claims the benefit of such provisional patent application. To Photocure’s knowledge, there are no inventors, as determined in accordance with applicable patent laws, with respect to the technology claimed in the Licensed Patents other than the inventors named on the Licensed Patents described on Exhibit 1.58. The provisions of this Section 11.2(b) shall not apply in respect of those Patents licensed to Photocure by [*] but shall apply and extend to the [*] Patents to the extent of such Patents in the United States and to the extent of Photocure’s knowledge in respect of other such Patents.

(c) Pending Patent Applications. In respect of any pending United States patent applications included in the Licensed Patents, Photocure has presented, to the

[*]	Confidential treatment requested.

extent such presentation is required given the stage of prosecution of the relevant Licensed Patent, all relevant prior art of which it and the inventors are aware to the relevant patent examiner at the United States Patent and Trademark Office.

(d) All Relevant Patents. The Licensed Patents listed on Exhibit 1.58 represent all Patents within the Control of Photocure or its Affiliates that claim (i) the HAL Active Ingredient or any Lumacan Product as a composition of matter, (ii) the use of the HAL Active Ingredient or any Lumacan Product in the Field, or (iii) the Manufacture of the HAL Active Ingredient or any Lumacan Product.

(e) Rights in Licensed Technical Information.

(i) Subject to Photocure’s existing agreements as disclosed in Section 11.2(j) of Exhibit 11.2, Photocure has full and unrestricted rights to use for all purposes all Technical Information in its possession or currently used by it.

(ii) Photocure is entitled to grant the licenses granted hereunder in respect of the Licensed Technical Information. The Licensed Technical Information is not subject to any encumbrance, lien or claim of ownership by any Third Party.

(f) Rights in Licensed Trademarks. Photocure is the sole and exclusive owner of the entire right, title and interest in and to the Licensed Trademarks and is entitled to grant the licenses specified herein. The registrations that have issued for any of the Licensed Trademark are valid and enforceable, and at all times have been in compliance with all legal requirements applicable thereto, and all filings, payments, and other actions required to be made or taken to maintain any such registrations for the Licensed Trademarks in full force and effect have been made or taken by the applicable deadline. No application for registration of a Licensed Trademark has been abandoned or allowed to lapse. No Licensed Trademark is the subject of any encumbrance, lien or claim of ownership by any Third Party. Photocure has not (i) granted any license or other right, title or interest in or to any of the Licensed Trademarks to any Affiliate or Third Party for use on products in the Field in the Salix Territory; (ii) agreed to, or is otherwise bound by, any covenant not to use or to register, or to permit any other person to use or to register any of the Licensed Trademarks in the Field in the Salix Territory; or (iii) agreed to, or is otherwise bound by, any covenant not to sue for any infringement, dilution, misuse or other violation with respect to any of the Licensed Trademarks.

(g) Absence of Infringement. To the knowledge of Photocure, there is no actual, alleged or threatened infringement of the Licensed Patents or actual, alleged or threatened misuse or wrongful appropriation of Licensed Technical Information or Regulatory Documentation, in each case by any Person.

(h) Freedom to Operate.

(i) To the knowledge of Photocure, the composition of matter (including a formulation) and use in the Initial Indication of the Existing Formulations does not infringe any existing issued Patent or other intellectual property or proprietary right of any Person. Neither Photocure nor any of its Affiliates has received written notice from any Third Party of any issued and enforceable Patent of such Third Party that would be infringed by the Manufacture, Development or Commercialization of Lumacan Products. No claim or litigation has been brought or threatened by any Person alleging that the Regulatory Documentation, the

Licensed Patents or the Licensed Technical Information, or the disclosing, copying, making, assigning, licensing or other utilizing of the Regulatory Documentation, the Licensed Patents or the Licensed Technical Information, or products or services embodying the Regulatory Documentation, or the HAL Active Ingredient or Lumacan Products, violates, infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Person.

(ii) To the knowledge of Photocure and except for one of more of the In-Licensed Patents, the use of the composition of matter (including a formulation) of the Existing Formulations together with a light device in the Initial Indication does not infringe any general method claim in an existing issued Patent of any Third Party; provided, that Photocure makes no representations about specific light devices.

(iii) The registrations of the Licensed Trademarks set forth on Exhibit 1.60 are subsisting and, to its knowledge, are not invalid or unenforceable, in whole or in part, and have not been cancelled or allowed to lapse, in whole or in part. To the knowledge of Photocure and its Affiliates, (A) the use and registration of the Licensed Trademarks as contemplated herein do not, and will not, violate, infringe, dilute or otherwise conflict or interfere with any trademark or other intellectual property or proprietary right of any Third Party and (B) no Third Party has any right, title or interest in or to any trademark or other intellectual property or proprietary right that would preclude the grant of the rights and licenses in respect of Licensed Trademarks provided herein to Salix. There are no known claims, judgments or settlements against, or amounts with respect thereto owed by Photocure or any of its Affiliates relating to any of the Licensed Trademarks and, to the knowledge of Photocure and its Affiliates, (A) no claim or litigation (including any oppositions, cancellation, invalidity, concurrent use or other administrative or court proceeding) has been brought, or threatened, by any Person alleging that (x) any of the Licensed Trademarks is invalid or unenforceable or (y) any of the Licensed Trademarks infringes, dilutes, violates or otherwise conflicts or interferes with any trademark or other intellectual property or proprietary right of any Third Party, including with respect to the use of the Licensed Trademarks in connection with the Manufacture, Development or Commercialization of Lumacan Products as contemplated herein and (B) Photocure is not aware of any facts or circumstances which could reasonably provide the basis for any claim or assertion adversely affecting the ownership, use, right to use, validity, priority, duration, scope, enforceability or effectiveness of any of the Licensed Trademarks.

(i) Validity and Enforceability.

(i) The issued Owned Patents are subsisting and, to its knowledge, are not invalid or unenforceable, in whole or in part. To the knowledge of Photocure, the issued In-Licensed Patents are subsisting and are not invalid or unenforceable, in whole or in part.

(ii) The conception, development and reduction to practice of the inventions claimed in the Owned Patents have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person. To the knowledge of Photocure, the conception, development and reduction to practice of the inventions claimed in the In-Licensed Patents have not constituted or involved the misappropriation of trade secrets or other rights or property of any person.

(iii) No claim or litigation, including any interference, opposition, cancellation or other proceeding, has been brought or, to its knowledge, threatened by any Person alleging that the Owned Patents are invalid or unenforceable. To the knowledge of Photocure, no claim or litigation, including any interference, opposition, cancellation or other proceeding, has been brought or threatened by any Person alleging that the In-Licensed Patents are invalid or unenforceable.

(iv) The provisions of this Section 11.2(i) shall not apply in respect of those Patents licensed to Photocure by [*] but that shall apply and extend to Patents licensed to Photocure by [*].

(j) No Previous Assignments. Photocure has not previously assigned, transferred, licensed, conveyed or otherwise encumbered its right or title to or interest in the Licensed IP or Regulatory Documentation (including by granting any covenants not to sue with respect thereto).

(k) Confidentiality of Licensed Technical Information. Photocure has used reasonable measures to keep Licensed Technical Information confidential.

(l) Regulatory Documentation.

(i) Photocure has prepared, maintained and retained in all material respects all Regulatory Documentation that is required to be maintained or reported pursuant to and in accordance with cGCP, cGLP and all other Applicable Law and all such information is true, complete and correct and what it purports to be.

(ii) Photocure owns all right, title, and interest in and to all Regulatory Documentation, free and clear of any liens, claims, and encumbrances of any Person.

(iii) None of the Regulatory Documentation has been obtained by Photocure pursuant to any license or other agreement with any Third Party, other than CROs and other subcontractors of Photocure.

(iv) All Regulatory Documentation is and has been filed, updated, and maintained in accordance with Applicable Law, and Photocure has not received any notice, nor been the subject of, any action on the part of any Regulatory Authority in respect of the Regulatory Documentation that would or could reasonably be expected to have a material adverse effect on the Development or Commercialization of Lumacan Products.

(v) To Photocure’s knowledge, no Lumacan Product has obtained an MAA in any jurisdiction.

(m) Adverse Information. To the knowledge of Photocure, Exhibit 11.2(m) fairly describes all Adverse Events about the Lumacan Products and, to the extent not described in the publicly available package inserts, package leaflets, summary of product characteristics or prescribing information, the Other Product now approved for sale under the trademarks, “HEXVIX” and “CYSVIEW”. “Adverse Events” means (a) any finding from tests in laboratory animals or in vitro that suggests a significant risk for human subjects including

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reports of mutagenicity, teratogenicity or carcinogenicity and (b) any undesirable, untoward or noxious event or experience associated with the clinical, commercial or other use or occurring following administration, of a product in humans, occurring at any dose, whether expected or unexpected and whether or not considered related to or caused by a product, including such an event or experience as occurs in the course of the use of a product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of a product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. Sections 312.32 or 314.80 or to Regulatory Authorities under corresponding Applicable Law outside the United States.

(n) Studies. Photocure has conducted those Clinical Studies with respect to the HAL Active Ingredient and those Clinical Studies and pre-clinical in vivo studies with respect to Lumacan Products set forth on Exhibit 11.2(n). Photocure has conducted, and has caused its contractors and consultants to conduct, the aforesaid studies and any and all other preclinical and Clinical Studies related to the Lumacan Products in accordance in all material respects with applicable cGCP, cGLP and all other Applicable Law. Photocure has employed persons with appropriate education, knowledge and experience to conduct and oversee the conduct of all such studies. For the purposes of this Section 11.2(n), “Clinical Studies” means clinical investigations governed by 21 C.F.R. 312.3(b) and clinical trials governed by Directive 2001/20/EC.

(o) No Third Party Rights. Neither Photocure nor any Affiliate thereof is a party to or otherwise bound by any oral or written contract or agreement that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any rights granted to Salix under this Agreement.

(p) Regulatory Authority Communications. Photocure has not received from any Regulatory Authority any written notice regarding the approvability or approval of any Lumacan Product. No Lumacan Product has been withdrawn, suspended or discontinued by Photocure as a result of any action by any Regulatory Authority, either within or outside the United States (whether voluntarily or otherwise). With respect to Lumacan Products, no officer, employee or, to the knowledge of Photocure and its Affiliates, agent of Photocure has made any untrue statement of a material fact or a fraudulent statement to any Regulatory Authority, failed to disclose any material fact required to be disclosed to any Regulatory Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for the FDA to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any Regulatory Authority, nor has any director, officer, employee or, to the knowledge of Photocure and its Affiliates, agent of Photocure or its Affiliates been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) (or any similar law or regulation) or authorized by 21 U.S.C. Section 335a(b) (or any similar law or regulation).

(q) Government Funding. Neither Photocure nor any of its Affiliates is or has been a party to any agreement with the United States federal government or an agency thereof pursuant to which the United States federal government or such agency provided funding for the Development of any Lumacan Product.

(r) Conflicts. The license grants by Photocure to Salix herein do not conflict with, violate or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which Photocure or its Affiliates are bound. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by either Party of its obligations hereunder, will trigger any termination right, option, right of first refusal, or other rights in any of the In-Licensed Agreements or conflict with Photocure’s or any of its Affiliates’ rights in and to the Licensed IP or the ownership, use, right to use, validity, priority, duration, scope, enforceability, or effectiveness of any of the Licensed IP, in whole or in part.

(s) Photodynamic Devices. Photocure Controls no Patents or Technical Information relating to photodynamic devices for use in combination with Lumacan Products.

11.3 Photocure Covenants. Photocure hereby covenants to Salix as follows:

(a) Necessary Agreements. Photocure will maintain and keep in full force and effect all agreements reasonably necessary to perform its obligations, and grant the rights granted to Salix, hereunder.

(b) Encumbrances. Photocure will not, without the prior written consent of Salix, encumber any portion of the Licensed IP or Regulatory Documentation with liens, charges or encumbrances, or grant any right or title in respect of the Licensed IP or Regulatory Documentation, that is inconsistent with the rights and licenses granted to Salix under this Agreement or that would adversely affect Salix’s ability to Manufacture, Develop or Commercialize Lumacan Products as contemplated hereby. Photocure shall not (i) commit any acts or permit the occurrence of any omissions by it that would cause the breach or termination of any In-License Agreement or (ii) amend or otherwise modify any In-License Agreement that, in each case, would diminish the rights granted to Salix hereunder in respect of the Licensed Patents.

(c) Conflicts. Photocure will not enter into and it will cause its Affiliates to refrain from entering into any agreement or obligation that would materially adversely affect Photocure’s ability to grant the licenses to Salix set forth in this Agreement.

(d) Assignment of Contracts. Photocure hereby agrees, at Salix’s request, to cooperate in good faith with Salix in effecting the assignment to Salix of Photocure’s rights under any Third Party contract or agreement to which Photocure is a party in respect of the Manufacture, Development or Commercialization of the HAL Active Ingredient or Lumacan Products that the Parties mutually determine should be assigned to Salix in order to permit or facilitate the Manufacture, Development or Commercialization of the HAL Active Ingredient or Lumacan Products as contemplated hereby. Without limiting the foregoing, Photocure shall assist Salix in reaching any necessary accommodation or agreement with any Third Party that is a party to any such contract or agreement so as to permit the effective assignment of Photocure’s rights as contemplated by the preceding sentence. It is acknowledged and agreed that Photocure may condition any such assignment upon the assumption by Salix of Photocure’s related obligations (or other satisfactory arrangement for the satisfaction by Salix of such obligations) to a Third Party that is a party to a contract or agreement to be assigned by Photocure to Salix pursuant to this Section 11.3(d), and Photocure and Salix agree to negotiate in good faith with respect to any such arrangements. The Parties acknowledge and agree that the provisions of this Section 11.3(d) do not extend to or cover the API Supply Agreement (or any amendment thereof) or the existing license agreements to which Photocure is a party with [*] and [*] (or any amendment thereof).

(e) Proprietary Rights. Photocure shall obtain from each of its Affiliates and licensees of the Lumacan Products and its and their employees and agents who are performing tests or studies under this Agreement or otherwise participating in the Development or Commercialization of the HAL Active Ingredient or Lumacan Products or who otherwise have access to any Salix Confidential Information appropriate covenants of confidentiality. Photocure shall also take all such steps as are customary and reasonable in the pharmaceutical industry to secure from such employees and agents the rights to any inventions, information or other product that result from such tests or studies that relate to the HAL Active Ingredient or Lumacan Products.

11.4 Additional Representations of Salix. Salix further represents that:

(a) it is entitled to grant the licenses specified herein to Photocure; and

(b) it possesses financial, commercial, technical and personnel resources sufficient to meet its obligations under this Agreement.

11.5 Covenants of Salix. Salix hereby covenants to Photocure as follows:

(a) Necessary Agreements. Salix will maintain and keep in full force and effect all agreements reasonably necessary to perform its obligations, and grant the rights granted to Photocure, hereunder.

(b) Proprietary Rights. Salix shall obtain from each of its Affiliates and Sublicensees of the Lumacan Products and its and their employees and agents who are performing tests or studies under this Agreement or otherwise participating in the Development or Commercialization of the HAL Active Ingredient or Lumacan Products or who otherwise have access to any Photocure Confidential Information appropriate covenants of confidentiality. Salix shall also take all such steps as are customary and reasonable in the pharmaceutical industry to secure from such employees and agents the rights to any inventions, information or other product that result from such tests or studies that relate to the HAL Active Ingredient or Lumacan Products.

11.6 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

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ARTICLE 12

CONFIDENTIALITY

12.1 Nondisclosure and Non-Use. Each Party agrees that during the Term, and for a period of [*] ([*]) years following termination or expiration hereof, it will keep confidential, and will cause its employees, agent, consultants, licensees and sublicensees and, in the case of Salix, its Sublicensees, to keep confidential, all Confidential Information of the other Party that is disclosed to it, or to any of its employees, agents, consultants, licensees or sublicensees and, in the case of Salix, its Sublicensees, pursuant to or in connection with this Agreement, whether before or after the Effective Date, except to the extent that disclosure is required or permitted in accordance with the performance of this Agreement. Neither Party nor any of its employees, agents, consultants, licensees or sublicensees and, in the case of Salix, its Sublicensees, shall use Confidential Information of the other Party for any purpose except as expressly permitted in this Agreement or except as expressly authorized by the disclosing Party. Each Party represents that each of its employees and any consultants, licensees and sublicensees to such Party (and in the case of Salix, its Sublicensees), who shall have access to Confidential Information of either Party are bound by written obligations to maintain such information in confidence and not to use such information except as expressly permitted herein.

12.2 Licensed Technical Information. Photocure shall take reasonable measures to restrict the disclosure of Licensed Technical Information that constitutes the Confidential Information of Photocure, provided, that Photocure shall be permitted to disclose such information to the same extent as provided in Section 12.3 and, subject to its having entered into reasonable and customary confidentiality undertakings with the recipient, to the extent required to Develop and Commercialize Lumacan Products in the Photocure Territory, Manufacture HAL Active Ingredient and develop, manufacture and commercialize other products.

12.3 Permitted Disclosures. The confidentiality obligations contained in Section 12.1 above shall not apply to the extent that any receiving Party is required (a) to disclose the information by Applicable Law or by a court of competent jurisdiction, (b) to disclose information to any Regulatory Authority for purposes of obtaining approvals to Develop or Commercialize products containing the HAL Active Ingredient to the extent permitted hereunder, or (c) to satisfy any duty of disclosure or other Applicable Law necessary to prosecute any of the Licensed Patents; provided that, in each such case, the receiving Party shall give written notice thereof to the disclosing Party and sufficient opportunity to prevent or limit any such disclosure or to request confidential treatment thereof; and provided, further, that the receiving Party shall give reasonable assistance to the disclosing Party to preserve the information as confidential.

12.4 Scientific Publications and Presentations.

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(a) Each Party shall have the right to review and comment on any paper, including oral presentations and abstracts, proposed for publication by the other Party or, subject to the publication policies of applicable academic institutions, Third Parties in respect of which such Party can exert control over publications which utilizes Clinical Data or other data or results generated from any studies performed hereunder or otherwise in respect of the HAL Active Ingredient as used in a Lumacan Product or Lumacan Products or includes any Confidential Information of the other Party. Before any such paper is submitted for publication, the Party proposing publication shall deliver a complete copy to the other Party at least [*] ([*]) days prior to submitting the paper to a publisher. The receiving Party shall review any such paper and give its comments to the publishing Party within [*] ([*]) days of the delivery of such paper to the receiving Party. With respect to oral presentation materials and abstracts, the Parties shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, in an expedited manner, but in no event later than [*] ([*]) days from the date of delivery to the receiving Party. The publishing Party shall comply with the other Party’s request to delete references to such other Party or such Party’s Confidential Information in any such paper and, if the reviewing Party identifies patentable inventions, shall withhold publication of same for an additional [*] ([*]) days in order to permit the Parties to obtain patent protection, if either of the Parties deem it necessary, in accordance with the terms of this Agreement.

(b) Each Party shall have the right to review and comment on any paper, including oral presentations and abstracts, proposed for publication by the other Party or, to the extent such paper is submitted to a Party and it has the right to disclose such paper to the other Party as provided in this Section 12.4(b) and in any event subject to the publication policies of applicable academic institutions, Third Parties in respect of which such Party can exert control over publications which utilizes Clinical Data or other data or results generated from any studies performed hereunder or otherwise in respect of Other Products or HAL Active Ingredient other than as used in Lumacan Products. Before any such paper is submitted for publication, the Party proposing publication (by itself or on behalf of a Third Party) shall deliver a complete copy to the other Party at least [*] ([*]) days prior to submitting the paper to a publisher. The receiving Party shall review any such paper and give its comments to the publishing Party within [*] ([*]) days of the delivery of such paper to the receiving Party. The publishing Party shall comply with the other Party’s request to delete references to such other Party or such Party’s Confidential Information in any such paper and shall consider in good faith any comments by the other Party in respect of seeking patent protection for any patentable invention identified in such paper. All such proposed publications shall be deemed the Confidential Information of the publishing Party and subject to the provisions of Sections 12.1 and 12.3. Notwithstanding the foregoing, Photocure shall not have the obligation to provide such right of review concerning any portion of any proposed paper dealing with an Other Product if Salix or any of its Affiliates is then developing or commercializing any product for the same use as such Other Product. Salix shall permit Photocure to provide its licensees for Other Products with the same right of review of proposed publications of Salix as are provided to Photocure in this Section 12.4(b).

12.5 Terms of this Agreement. Except as otherwise specifically set forth in this Article 12, without the prior consent

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of the other Party, neither Party shall disclose any terms or conditions of this Agreement (including any Exhibit) to any Third Party nor make any statement to the public regarding the execution or any other aspect of the subject matter of this Agreement (including the Development or Commercialization status of Lumacan Products), except: (a) to the extent such disclosure is required by Applicable Law or stock exchange rules or regulations and, to the extent practical, the other Party is provided with the opportunity sufficiently in advance of disclosure to review such information and seek confidential treatment therefor; (b) for customary discussions and other disclosures with and to shareholders, current or prospective investors, potential acquirers, potential licensees, merger partners or potential providers of financing and their advisors; (c) as required under any agreements with any Third Party licensors of any Patents licensed hereunder; or (d) either Party may use the text of a statement previously approved by the other Party. With respect to any disclosures made pursuant to subsections (b) or (c) above, each such Third Party recipient of Confidential Information shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 12.

12.6 Press Releases. The Parties have agreed upon the initial press release attached as Exhibit 12.6. All additional press releases or other similar public communication by either Party relating to this Agreement, including upon expiration or termination of this Agreement under Article 14, shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by Applicable Law (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof), disclosures of information for which consent has previously been obtained, information that has been previously disclosed publicly or as otherwise set forth in this Agreement.

12.7 Study Subject Information. The Parties agree to abide, and to take all reasonable and appropriate actions to ensure that all Third Parties (including licensees, sublicensees and, in the case of Salix, its Sublicensees) conducting or assisting with any clinical development activities with respect to Lumacan Products shall, in such conduct or assistance, abide by all Applicable Law relating to the confidentiality or protection of patient identifiable information or patient’s protected health information, including the regulations at 45 C.F.R. Parts 160 and 164 and where relevant, the applicable national laws implementing the European Parliament and Council Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data of 24 October 1995.

ARTICLE 13

INDEMNIFICATION; INSURANCE

13.1 Indemnification of Photocure by Salix. Salix, at its own cost and expense, shall defend Photocure and Photocure’s Affiliates, and the directors, officers, employees and agents of Photocure and its Affiliates (collectively, the “Photocure Indemnitees”) and shall indemnify the Photocure Indemnitees from and against any and all liabilities, losses, costs, damages, penalties, fees or expenses (including reasonable legal expenses and attorney’s fees) incurred or claimed by a

Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) against any Photocure Indemnitee by a Third Party to the extent resulting directly or indirectly from:

(a) the negligence, recklessness or willful misconduct of Salix or its Affiliates, or their respective directors, officers, employees or agents in performing any activities in connection with this Agreement;

(b) any breach by Salix of any representation, warranty, covenant, undertaking or other term contained in this Agreement; and

(c) the Manufacture, Development or Commercialization of Lumacan Products for use and sale in the Salix Territory by or on behalf of Salix or its Sublicensees; provided, however, Salix shall have no indemnification obligation with respect to Photocure or any Photocure Indemnitees with respect to the use of any of the Licensed Trademarks in accordance with the terms herein;

except, in each case ((a), (b) and (c)), for those Losses for which Photocure has an obligation to indemnify Salix pursuant to Section 13.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses;

13.2 Indemnification of Salix by Photocure. Photocure, at its own cost and expense, shall defend Salix and Salix’s Affiliates, and the directors, officers, employees and agents of Salix and its Affiliates (collectively, the “Salix Indemnitees”) and shall indemnify the Salix Indemnitees from and against any and all Losses arising out of any Claims against any Salix Indemnitee by a Third Party to the extent resulting directly or indirectly from:

(a) the negligence, recklessness or willful misconduct of Photocure or its Affiliates, or their respective directors, officers, employees or agents in performing any activities in connection with this Agreement;

(b) any breach by Photocure of any representation, warranty, covenant, undertaking or other term contained in this Agreement; and

(c) the Manufacture, Development or Commercialization of Lumacan Products for use and sale outside the Salix Territory by or on behalf of Photocure or its licensees or sublicensees;

except, in each case ((a), (b) and (c)), for those Losses for which Salix has an obligation to indemnify Photocure pursuant to Section 13.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses.

13.3 Indemnification Procedure.

(a) Notice. An Indemnitee shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to seek such indemnification. No delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then only to the extent that) the Indemnitor is prejudiced thereby.

(b) Control of Proceedings. The Indemnitor shall have the right, exercisable by notice to the Indemnitee within [*] ([*]) business days of receipt of notice from the Indemnitee of the commencement of or assertion of any Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee. During such time as the Indemnitor is controlling the defense of such Claim, the Indemnitee shall cooperate, and cause its Affiliates, agents, licensees and sublicensees (and in the case of Salix, its Sublicensees) to cooperate upon request of the Indemnitor in the defense or prosecution of the Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnitor. If the Indemnitor does not notify the Indemnitee of the Indemnitor’s intent to defend any Claim within [*] ([*]) business days after notice thereof, the Indemnitee may undertake the defense thereof with counsel of its choice upon notice to the Indemnitor and at the Indemnitor’s reasonable expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnitor or the Indemnitee, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Claim that the other Party is defending as provided in this Agreement.

(c) Settlement. The Indemnitor shall obtain the prior consent of any Indemnitee as to any settlement that would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee or would effect an amendment of this Agreement. In no event may an Indemnitee settle or compromise any Claim for which it intends to seek indemnification from the Indemnitor hereunder without the prior consent of the Indemnitor, or the indemnification provided under such this Article 13 as to such Claim shall be null and void.

(d) Exclusive Remedies. Except as otherwise expressly provided under this Agreement, the rights and remedies provided pursuant to this Article 13 are the sole and exclusive remedies of the Parties hereto with respect to the Losses subject to indemnification under this Article 13. The provisions of this Section 13.3(d) are without prejudice, and are subject, to any terms that may be agreed between the Parties or between any Party and a Third Party in respect of the supply of HAL Active Ingredient or Lumacan Product, including the provisions of Article 8 and any agreement contemplated thereby.

13.4 Insurance. Each Party shall maintain adequate liability insurance coverage or adequately plan through self-insurance for its liabilities associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices in the pharmaceutical industry for the activities to

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be conducted by it under this Agreement. Each Party shall provide the other Party evidence of such insurance, upon request.

ARTICLE 14

TERM; TERMINATION

14.1 Term. This Agreement shall take effect as of the Effective Date and, unless earlier terminated earlier pursuant to Section 14.2, 14.3, 14.4 or 14.5, shall expire when Salix has no further obligation to pay Royalties under Section 4.5(a) or Continuing Royalties under Section 4.5(c) (the “Term”).

14.2 Termination for Cause.

(a) Breach. If either Party breaches any of its material obligations under this Agreement and has not remedied such breach within [*] ([*]) days (or, in the case of a payment breach, [*] ([*]) days) (the “Cure Period”) after receipt of notice thereof from the non-breaching Party (the “Notice of Breach”), the non-breaching Party may terminate this Agreement in its entirety immediately upon expiration of such Cure Period; provided that such Notice of Breach shall specifically identify the provisions under this Agreement that the non-breaching Party believes to have been breached and state the intent of the non-breaching Party to terminate this Agreement upon expiration of the Cure Period.

(b) Specific Metrics. Photocure may terminate this Agreement with immediate effect upon written notice to Salix as follows:

(i) in its entirety if Salix has not by [*], achieved the [*] in the [*]; provided, that in the event Salix has, notwithstanding its failure to achieve the [*] in the [*] by [*], nonetheless paid to Photocure [*] ([*]%) of the milestone amount set forth in Section 4.2(a) by such date, the date by which Salix must have achieved the [*] in the [*] shall be extended to [*]; provided, further, that in the event the date by which Salix must achieve the [*] the [*] has been extended pursuant to the first proviso clause of this subsection (b)(i) and Salix has, notwithstanding its failure to achieve the [*] in the [*] by such extended date, nonetheless paid to Photocure the [*] of the milestone amount set forth in Section 4.2(a) by such extended date, the date by which Salix must have achieved the [*] in the [*] shall be extended to [*];

(ii) in respect of the Europe Territory if Salix has not by [*] following the first MAA Approval in the United States of the Lumacan Product (or such later date that the Parties may, negotiating in good faith and considering in good faith in connection therewith all relevant facts and circumstances (both past and present), agree upon within [*] days after request for such negotiation) executed a sublicense agreement for one of the Major Market Countries in the Europe Territory with a Third Party Sublicensee for the Commercialization of Lumacan Products in such Major Market Country; or

(iii) in respect of the Asia Territory if Salix has not by [*] following the first MAA Approval in the United States of the Lumacan Product (or such later date that the Parties may, negotiating in good faith and considering in good faith in connection

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therewith all relevant facts and circumstances (both past and present), agree upon within [*] days after request for such negotiation) executed a sublicense agreement for one of the Major Market Countries in the Asia Territory with a Third Party Sublicensee for the Commercialization of Lumacan Products in such Major Market Country.

14.3 Termination for Patent Challenge. If Salix or any of its Sublicensees institutes, prosecutes or otherwise voluntarily participates in (or in any way voluntarily aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the United States Patent and Trademark Office or its counterparts outside the United States, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or similar proceeding, alleging that any Licensed Patent is invalid, unenforceable or otherwise not patentable, then Photocure may declare a material breach by Salix hereunder and terminate this Agreement with immediate effect.

14.4 Termination for Insolvency or Bankruptcy. Either Party may terminate this Agreement effective on written notice to the other Party (a) upon the liquidation, dissolution, winding up, insolvency, bankruptcy, or filing of any petition therefor, assignment for the benefit of its creditors, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, assignment or similar proceeding is not dismissed or vacated within [*] ([*]) calendar days, (b) if the other Party shall propose a written agreement of composition or extension of its debts outside the ordinary course of its business or (c) if the other Party shall admit in writing its inability generally to pay its debts as they fall due in the general course.

14.5 Termination by Salix at Its Discretion. After the POC Completion, Salix may terminate this Agreement, in whole but not in part, for any reason or no reason, upon [*] ([*]) days’ prior notice to Photocure.

14.6 Termination of Licenses; Accrued Obligations.

(a) Termination of Licenses. Upon termination or expiration of this Agreement for any reason, subject to Section 4.5(b)(ii), all licenses granted to Salix by Photocure under this Agreement shall terminate in all countries subject to such termination, and Salix shall have no further right in or to the Licensed IP in such countries.

(b) Amendment of Territories. Upon the termination of this Agreement for any reason in any country in the Salix Territory, the definition of the “Salix Territory” shall be deemed amended to exclude such country and the definition of the “Photocure Territory” shall be deemed amended to thereafter include such country.

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(c) Accrued Obligations. Termination or expiration of this Agreement for any reason shall not release any Party hereto from any payment or other liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

14.7 Effects of Termination or Expiration. Upon expiration of this Agreement pursuant to Section 14.1, termination of this Agreement by Photocure pursuant to Sections 14.2(a) or (b)(i), 14.3 or 14.4 or by Salix pursuant to Section 14.5, the following additional terms shall apply in respect of countries so terminated:

(a) License under Salix IP. Salix shall, and does hereby, grant a royalty-free and fully paid up (except as provided in Section 14.11), irrevocable, exclusive license to Photocure, with the right to sublicense, to use any Salix IP to develop, make, have made, use, import, export, offer for sale and sell Lumacan Products anywhere in the world.

(b) Transfer of Trademarks, Contracts and Regulatory Documentation. Salix shall, and does hereby, and, subject to Section 14.9, shall cause its Sublicensees to, transfer, convey, assign and deliver to Photocure all right, title and interest in and to: (i) any trademarks (including any goodwill associated therewith) (but specifically excluding any corporate names and logos of Salix and its Affiliates and Sublicensees and any trade name, trademark, service mark, design, logo, brand, product configuration right, trade dress, domain name or other identification of source not used, or developed for use, solely with respect to the Lumacan Products in the Field) and any domain names incorporating the same that may have been used by, or developed for use by, Salix in connection with Lumacan Products and (ii) to the extent requested by Photocure in writing, any agreements with any Third Parties that are related solely to Lumacan Products (including, if applicable, agreements with any Third Party device manufacturers, contract research organizations, clinical sites and investigators); (iii) any Regulatory Approvals and Regulatory Documentation relating to Lumacan Products. To the extent any such assignment is not legally permissible or such Regulatory Approvals or Regulatory Documentation do not relate solely to such products, Salix shall grant Photocure the exclusive license and right (with right to sublicense) to access, use, and cross-reference such Regulatory Approvals or Regulatory Documentation in accordance with Section 6.2.

(c) Right of Reference. Salix shall promptly deliver to Photocure a copy of and grant to Photocure a right of reference in accordance with Section 6.2 to any and all data (including Clinical Data) contained or referenced in any Regulatory Approvals and other Regulatory Documentation relating to Lumacan Products.

(d) Ongoing Studies. Salix will cooperate with Photocure to transfer any on-going clinical studies or Post Approval Studies for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and requested by Photocure, allow Photocure to complete such trials (and then assign all related Regulatory Documentation and investigator and other agreements relating to such studies).

(e) Transfer of Technical Information. Without limiting this Section 14.7, Salix shall cooperate with Photocure in transferring to Photocure or a Third Party, as Photocure may direct, within sixty (60) days of the termination hereof, all of the Licensed

Technical Information and Photocure Confidential Information in the possession of Salix or its Sublicensees, except that Salix may retain one (1) copy of such Licensed Technical Information and Photocure Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes, but not for any other use or purpose.

(f) Assistance. Salix shall, and, subject to Section 14.9, shall cause its Sublicensees to, provide Photocure, at its request and expense, with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of any Development and Commercialization of Lumacan Products in the Salix Territory (including any ongoing clinical studies or Post Approval Studies) to Photocure or its designee so as to minimize any disruption of such activities.

(g) Supply of Lumacan Products. Salix shall cooperate with Photocure to assure a continuing supply of Lumacan Products for the Development and Commercialization thereof worldwide, including, to the extent requested by Photocure, assignment of agreements with Third Party manufacturers (to the extent such agreements do not also relate to other products), transfer of existing inventories, and transfer to Photocure or its designee of Technical Information Controlled by Salix relating to the Manufacture of the Lumacan Product.

14.8 Sale of Inventory. In the event of any termination of this Agreement, Salix may continue to sell its existing inventories and any work-in-process of Lumacan Products until the occurrence of either: (i) Salix’s completion of the transfer of all Regulatory Approvals and related Regulatory Documentation for Lumacan Products and completion of performance under all then-existing contracts with Third Parties for the marketing, sale or manufacture of Lumacan Products, or (ii) Photocure’s directing Salix to halt all sales of Lumacan Products by written notice, provided that at Photocure’s request, Salix shall promptly provide to Photocure copies of each such Third Party contract for purposes of Photocure’s determining whether to direct Salix to halt sales of Lumacan Products pursuant to the foregoing clause (ii). If either such event occurs prior to the sale of all of Salix’s inventories and work-in-process of Lumacan Products and the performance by Salix of its obligations under such Third Party contracts, then Salix shall sell to Photocure, and Photocure shall purchase, at Salix’s cost therefor, any remaining Salix inventory and work-in-process of any Lumacan Products and Photocure shall assume, and thereafter perform, Salix’s obligations under any such Third Party contracts.

14.9 Effect of Termination on Sublicenses Granted by Salix. Any and all sublicense agreements entered into by Salix or any of its Affiliates with a Sublicensee pursuant to this Agreement shall survive the termination of this Agreement (other than pursuant to 14.3 or 14.5), except to the extent that any such Sublicensee under any such sublicense agreement is in material breach of this Agreement or such sublicense agreement or Photocure elects to grant such Sublicensee a direct license of the sublicensed rights on the same terms applicable to Salix under this License Agreement. Salix shall, at the request of Photocure, assign any such sublicense agreement (to the extent not terminated pursuant to the preceding sentence) to Photocure or its Affiliates and, upon such assignment, Photocure or its Affiliates, as applicable, shall assume such sublicense agreement, as applicable, provided that at Photocure’s request, Salix shall promptly provide to Photocure copies of each such sublicense agreement for purposes of Photocure’s determining whether to instruct Salix to assign such sublicense agreement to

Photocure or its Affiliates. For clarity, any sublicense agreement entered into by Salix with any of its Affiliates shall terminate upon the termination of this Agreement.

14.10 Milestone Payments; Royalties. Following any termination of this Agreement in its entirety, Salix shall not be responsible for any (a) milestone payments for milestone events that are achieved under Sections 4.2 or 4.3 following the effective date of such termination or (b) any royalty payments that accrue under Section 4.5 (excluding Section 4.5(c)) following the effective date of such termination, in each case ((a) and (b)) unless Salix, itself or through an Affiliate or Sublicensee, continues to sell Licensed Products pursuant to Section 14.8 or 14.9.

14.11 Royalties to Salix. In consideration of the license rights granted by Salix to Photocure under this Article 14 and the assignment of Regulatory Approvals and related Regulatory Documentation as contemplated by this Article 14, Photocure shall pay to Salix for Lumacan Products sold by Photocure, its Affiliates or licensees in any country as to which this Agreement as been terminated pursuant to this Article 14 the following royalties:

(a) In the event that Salix terminates this Agreement pursuant to Section 14.2(a) or 14.4 and such termination occurs on or after the date of the first MAA Approval in any Major Market Country in the Salix Territory, then Photocure shall pay to Salix a royalty of [*] percent ([*]%) on Net Sales (substituting Photocure for Salix in the definition thereof and ignoring the provisions of the final sentence of such definition) of all Lumacan Products (other than to Salix and its Affiliates and Sublicensees) from and after the effective date of such termination.

(b) In the event that Salix terminates this Agreement pursuant to Section 14.5 and such termination occurs on or after the date of the first MAA Approval in any Major Market Country in the Salix Territory, then Photocure shall pay to Salix a royalty of [*] percent ([*]%) on Net Sales (substituting Photocure for Salix in the definition thereof and ignoring the provisions of the final sentence of such definition) of all Lumacan Products (other than to Salix and its Affiliates and Sublicensees) from and after the effective date of such termination.

(c) In the event that Photocure terminates this Agreement in respect of the Europe Territory pursuant to Section 14.2(b)(ii) and such termination occurs on or after the date of the first MAA Approval in any Major Market Country in the Europe Territory, then Photocure shall pay to Salix a royalty of [*] percent ([*]%) on Net Sales (substituting Photocure for Salix in the definition thereof and ignoring the provisions of the final sentence of such definition) of all Lumacan Products (other than to Salix and its Affiliates and Sublicensees) in the Europe Territory from and after the effective date of such termination.

(d) In the event that Photocure terminates this Agreement in respect of the Asia Territory pursuant to Section 14.2(b)(iii) and such termination occurs on or after the date of the first MAA Approval in any Major Market Country in the Asia Territory, then Photocure shall pay to Salix a royalty of [*] percent ([*]%) on Net Sales (substituting Photocure

[*]	Confidential treatment requested.

for Salix in the definition thereof and ignoring the provisions of the final sentence of such definition) of all Lumacan Products (other than to Salix and its Affiliates and Sublicensees) in the Asia Territory from and after the effective date of such termination.

Royalties payable by Photocure to Salix under this Section 14.11 shall be determined and paid in accordance with Sections 4.5(b)(i) and (ii) and (e), 4.6(a) and (b), and 4.7 mutatis mutandis. Salix’s right to receive royalties under this Section 14.11 shall expire on a country-by-country basis upon the same basis as set forth in Section 4.5(b)(i) for the expiration of Salix’s obligations to pay royalties to Photocure.

14.12 Surviving Provisions. The following Articles and Sections of this Agreement shall survive any expiration or termination of this Agreement for any reason: Sections 2.2, 2.4(b)(only for the second and third sentences in respect of sublicenses continuing pursuant to Section 14.9), 2.6(b), 4.4 (in respect of sublicenses continuing pursuant to Section 14.9), 4.6(a) (only for so long as amounts continue to be payable under Sections 4.4 and 4.5) and (b), 4.7, 4.8, 5.5(c), 6.6, 6.9, 9.1(a), (b) and (c), 9.2, 9.3(b) (but, if the termination of this Agreement is by Photocure under Section 14.2 or 14.3 or by Salix under Section 14.5, then “Photocure” shall substituted for “Salix” and “Salix” shall substituted for “Photocure” in respect of prosecution of any Joint Patent that relates to or covers the HAL Active Ingredient or Lumacan Products) , 9.4 (only as it relates to Joint Patents, but, if the termination of this Agreement is by Photocure under Section 14.2 or 14.3 or by Salix under Section 14.5, then “Photocure” shall substituted for “Salix” and “Salix” shall substituted for “Photocure” in respect of enforcement of any Joint Patent that does not relate to or cover a product then marketed or in development by Salix or its Affiliates or licensees), 12.1, 12.3, 12.5, 12.6, 12.7, Article 13, this Article 14, Sections 15.1, 15.3, 15.4, 15.5, 15.6, 15.7, 15.8, 15.9, 15.11, 15.12, 15.13, 15.14, 15.15, 15.16, 15.17, 15.18, 15.19, 15.21, and 15.23 and, to the extent required to give effect to the following provisions, Article 1. Except as otherwise provided in Section 14.6(c) and this Section 14.12, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

ARTICLE 15

MISCELLANEOUS

15.1 Force Majeure. Neither Party shall be liable to the other Party for any failure or delay in performing any obligation under this Agreement (other than any payment or confidentiality obligations) when such failure or delay is caused by events beyond its reasonable control, including fire, flood, other natural disasters, acts of God, war, labor disturbances, interruption of transit, accident, explosion and civil commotion; provided that the Party so affected shall give prompt notice thereof to the other Party and shall use reasonable efforts to mitigate the adverse consequences thereof. No such failure or delay shall terminate this Agreement, and each Party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

15.2 Agency. Neither Party is, nor will be deemed to be, an employee, agent or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will a Party be entitled to pledge the credit of the other Party in any way or hold itself out as having authority to do so.

15.3 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York in the United States. The Agreement of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

15.4 Notices. All notices, requests, demands, waivers, consents, approvals or other communications to any Party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such Party or sent to such Party by facsimile transmission (receipt confirmed) or by registered or certified mail, postage prepaid, or by internationally recognized commercial delivery service to the addresses listed below, or to such other address as the addressee may have specified in notice duly given to the sender as provided herein.

If to Salix:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

USA

Attention: General Counsel

Fax No.: 919.447.3417

with copies (which will not constitute notice) to:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

USA

Attention: Senior Vice President Business Development

Fax No.: 919.228.4222

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D. C. 20004

USA

Attention: Edward C. Britton, Esq.

Fax No.: 202.778.5248

If to Photocure:

Photocure ASA

Hoffsveien 48

N-0377 Oslo

NORWAY

Attn: President and Chief Executive Officer

Fax: +47 22 06 22 18

With a copy to:

Wiggin and Dana, LLP

400 Atlantic Street

Stamford, CT 06911

USA

Attn: James F. Farrington, Jr.

Fax: +1 203 363 7676

Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, sent by facsimile transmission, or five (5) days after so mailed. This Section 15.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under this Agreement.

15.5 Severability. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall not invalidate any other provision of this Agreement in that jurisdiction. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdictions then, to the fullest extent permitted by Applicable Law:

(a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible;

(b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction; and

(c) the Parties shall promptly negotiate in good faith a replacement provision to carry out the intention of the invalid, illegal or unenforceable provision to the fullest extent permitted by Applicable Law.

To the extent permitted by Applicable Law, each Party hereby waives any provision of Applicable Law that would render any provision hereof prohibited or unenforceable in any aspect.

15.6 Entire Agreement. This Agreement, along with any exhibits, schedules and agreements referenced herein and states the entire agreement reached between the Parties hereto with respect to the transactions contemplated hereby. This Agreement replaces and supersedes any and all previous agreements and understandings between the Parties regarding the subject matter hereof, whether written or oral; provided that any information disclosed by either Party to the other Party under that certain Confidentiality Disclosure Agreement between the Parties, dated September 8, 2008, (the “Prior CDA”) shall be deemed Confidential Information under this Agreement and subject to the rights and obligations of the Parties under Article 12; provided further, that the foregoing shall not limit any remedies available to either Party with respect to any breach of the Prior CDA that occurred prior to the Effective Date.

15.7 Modifications; No Waiver. No amendment, modification, release, waiver or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. The failure of either Party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such Party thereafter to enforce each and every provision.

15.8 Cumulative Remedies. Except to the extent expressly stated in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under equity or law.

15.9 Assignment; Binding Effect.

(a) Without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned, or delayed, neither Party shall sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party (i) to any Affiliate of such Party; or (ii) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets relating to Lumacan Products if in any such event (A) the assigning Party (provided that it is not the surviving entity) remains jointly and severally liable with the relevant Affiliate or Third Party assignee under this Agreement, and (B) the relevant Affiliate assignee, Third Party assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement; provided, that Salix may not so assign this Agreement to a Third Party prior to Completion of Clinical Development of a Lumacan Product and [*]. For purposes of clarification, a Third Party that merges or consolidates with a Party or an Affiliate of a Party, or to which a Party or an Affiliate of a Party transfers all or substantially all of its assets to which this Agreement relates, shall not be deemed to grant the other Party to this Agreement any license to such Third Party’s technology in existence as of the effective date of such merger, consolidation or transfer, unless such grant is made pursuant to a separate agreement, provided such Third Party shall maintain all licenses granted hereunder by such first Party with respect to its technology and any information, materials and inventions with respect thereto. Any purported assignment or transfer in violation of this subsection (a) shall be void ab initio and of no force or effect.

(b) This Agreement shall be binding upon and inure to the benefit of the Parties and each of their successors and permitted assigns.

15.10 Change in Control of Photocure; Acquisition.

(a) If Photocure undergoes a Change in Control or engages in an Acquisition, which, in each case, involves a Salix Competitor or Salix Competing Product, then

[*]	Confidential treatment requested.

Photocure (or its successor) shall provide Salix with written notice within five (5) days following the closing date of such transaction.

(b) In the event the Change in Control of Photocure or Acquisition by Photocure results in Photocure controlling, being controlled by, or being under common control with a Salix Competitor or results in Photocure or any Person controlling, controlled by or under common control with Photocure being involved in the development or commercialization of a Salix Competing Product, then Salix shall have the right, in its sole discretion, by written notice delivered to Photocure (or its successor) at any time within [*] ([*]) [*] following the written notice contemplated by Section 15.10(a), (i) to terminate the provisions of Sections [*] and [*] (except in respect of any [*] (except for any [*] (except for the [*], and [*], in each case insofar as such provision relates to [*], and (ii) to disband the Steering Committee and terminate its activities and thereafter undertake all activities assigned by this Agreement to the Steering Committee solely and exclusively by itself.

(c) For purposes of this Section 15.10, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (i) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (ii) ownership, directly or indirectly, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the voting securities, or other voting ownership interests, in the case of any limited liability company or other type of legal entity.

15.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

15.12 Executive Mediation.

(a) General. If any dispute arising out of, in connection with or relating to this Agreement occurs (a “Dispute”), including any question regarding its existence, validity or termination, but excluding any dispute relating to a matter within the jurisdiction of the Steering Committee, either Party may, by written notice to the other Party, have such Dispute referred to their respective officer designated below for attempted resolution by good faith negotiations within [*] ([*]) days after such notice is received (“Executive Mediation”). Such negotiations shall not be admissible in any subsequent dispute resolution proceeding. Said designated officers are: (a) for Photocure: President and Chief Executive Officer, and (b) for Salix: Senior Vice President Business Development. If the designated officers are unable to resolve the dispute, then either Party may seek to resolve the dispute pursuant to litigation in accordance with Section 15.17. The Parties shall continue performing their obligations under the Agreement in accordance with its provisions pending the outcome of Executive Mediation under this Section 15.12. 1

(b) Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 15.12 shall preclude either Party from seeking interim or provisional

[*]	Confidential treatment requested.

relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 15.12 shall be specifically enforceable.

15.13 No Consequential Damages. IN NO EVENT SHALL EITHER PHOTOCURE OR SALIX OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY; provided that this limitation shall not limit the indemnification obligations of either Party under Article 13 for damages claimed by a Third Party that are indemnifiable thereunder; and provided further that this Section 15.13 shall not apply with respect to any breach by either Party of the obligations of confidentiality and non-use set forth in Article 12.

15.14 Interpretation. The paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references in this Agreement to an Article, Section, or Exhibit shall refer to an Article, Section, or Exhibit in or to this Agreement, unless otherwise stated. The word “including” and similar words shall mean “including without limitation” and “including, but not limited to,”. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, section or other subdivision. References in this Agreement to “provisions of this Agreement” refer to the terms, conditions and promises contained in this Agreement taken as a whole. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless otherwise stated. References to the singular include the plural and to the plural include the singular. The word “or” is used in the inclusive sense (and/or).

15.15 Representation by Counsel. The Parties acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

15.16 Further Assurances. Each Party shall execute and deliver, or cause to be executed and delivered, such further instruments and do an cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

15.17 Jurisdiction; Venue; Service.

(a) Jurisdiction. Subject to Section 15.12, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of

New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

(b) Venue. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Service.

(i) Each Party agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.4 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

(ii) Photocure hereby designates, appoints and empowers Corporation Service Company, with an office located at 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808, U.S.A., as its designee, appointee and agent to receive, accept and forward for and on its behalf, and it properties, assets and revenues, service of any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions or services contemplated hereunder that is brought in the courts of the State of New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, which may be made on any designee, appointee and agent in accordance with legal procedures prescribed in such courts. If for any reason such designee, appointee and agent hereunder shall not be available to act as such, then Photocure agrees to designate a new designee, appointee or agent in the City of New York on the terms and for the purposes of this Section 15.17(c)(ii). Photocure further hereby consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the courts of the State of New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 15.17(c)(ii) (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) coupled with mailing of copies thereof in accordance with Section 15.17(c)(i). Photocure agrees that the failure of any such designee, appointee or agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

15.18 Specific Enforcement. The Parties acknowledge and agree that, without restriction, the restrictions set forth in Sections 2.3, 2.5 and 7.8 and Article 12 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any such provision or other prohibitive or mandatory provision of this Agreement may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any such provision, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive, to the maximum extent permitted by Applicable Law, any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 15.18 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

15.19 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

15.20 Performance by Affiliates. Each of Photocure and Salix acknowledges that obligations under this Agreement may be performed by Affiliates of Photocure and Salix. Each of Photocure and Salix guarantees performance of this Agreement by any of its Affiliates.

15.21 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed upon or related to Photocure or Salix from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

15.22 Performance by Subcontractors and Affiliates.

(a) Each Party shall have the right to subcontract any of its Development and Commercialization activities with respect to Lumacan Products to a Third Party, provided that it furnishes the other Party with advanced written notice thereof and an opportunity to consult regarding such subcontract, which notice shall specify the work to be subcontracted, and obtains a written undertaking from the subcontractor that it shall be subject to the applicable terms and conditions of this Agreement, including the provisions of Article 8. Each Party shall remain solely responsible for all costs and expenses associated with its use of subcontractor(s) hereunder.

(b) Each of the Parties acknowledges that certain of the other Party’s obligations under this Agreement may be performed by Affiliates of such other Party. Each of the Parties guarantees performance of this Agreement by any of its Affiliates.

15.23 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and, with the exception of the provisions of Sections 13.1 through 13.3, they shall not be construed as conferring any rights on any other parties.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered in duplicate originals as of the Effective Date.

PHOTOCURE ASA	SALIX PHARMACEUTICALS, INC.

By:	By:
Name:	Name:
Title:	Title:

Exhibit 1.7

Asia Territory

South Asia	North Asia	East Asia	West Asia

Afghanistan	Kazakhstan	China	Bahrain

Bangladesh	Kyrgyzstan	Japan	Georgia

Bhutan	Tajikistan	North Korea	Iran

Brunei	Turkmenistan	South Korea	Iraq

Cambodia	Uzbekistan	Mongolia	Israel

India		Taiwan	Jordan

Indonesia			Kuwait

Laos			Lebanon

Malaysia			Oman

Maldives			Qatar

Myanmar			Saudi Arabia

Nepal			Syria

Pakistan			United Arab
Emirates
Papua New Guinea
Yemen

Philippines

Singapore

Sri Lanka

Thailand

Vietnam

Exhibit 1.30

Europe Territory

The Member States of the European Union as it may be constituted from time to time, together with Switzerland and those additional countries comprising the European Economic Area as it may be constituted from time to time, in each case other than the Photocure Territory.

PHOTOCURE CONFIDENTIAL

Exhibit 1.32

Existing Formulations

[*]

[*]	Confidential treatment requested.

PHOTOCURE CONFIDENTIAL

Exhibit 1.58

Licensed Patents

[*]

[*]	Confidential treatment requested.

PHOTOCURE CONFIDENTIAL

Exhibit 1.60

Licensed Trademarks

[*]

Licensed domain names:

Lumacan.com

Lumacan.net

[*]	Confidential treatment requested.

Exhibit 1.95

Salix COGS

As used in this Agreement, “Salix COGS” means:

[*]

[*]	Confidential treatment requested.

PHOTOCURE CONFIDENTIAL

Exhibit 1.97

Salix Competitors

[*]

[*]	Confidential treatment requested.

PHOTOCURE CONFIDENTIAL

Exhibit 5.1

Technology Transfer to Salix Under Section 5.1

[*]

[*]	Confidential treatment requested.

PHOTOCURE CONFIDENTIAL

Exhibit 5.2

Initial Development Outline

[*]

[*]	Confidential treatment requested.

PHOTOCURE CONFIDENTIAL

Exhibit 9.10

Patent for Which Obligations Under Section 9.10(b)(i) Shall Not Apply

Photocure’s obligations under Section 9.10(b)(i) shall not apply in respect of the following Patent:

•	[*]

[*]	Confidential treatment requested.

PHOTOCURE CONFIDENTIAL

Exhibit 11.2

[*]

[*]	Confidential treatment requested.

PHOTOCURE CONFIDENTIAL

Exhibit 11.2(m)

Adverse Events Known to Photocure or its Affiliates

[*]

[*]	Confidential treatment requested.

PHOTOCURE CONFIDENTIAL

Exhibit 11.2(n)

Clinical and Pre-Clinical Studies Conducted by Photocure

[*]

[*]	Confidential treatment requested.

Exhibit 12.6

Press Release

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ACQUIRES LUMACAN™ FROM PHOTOCURE

RALEIGH, NC, October 20, 2010 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Company has acquired rights to Lumacan™ from Photocure (OSE: PHO), a Norwegian specialty pharmaceutical company. Lumacan is a novel agent designed to assist in the detection of precancerous and cancerous lesions in the colon. Salix and Photocure have entered into an agreement under which the two companies will collaborate in the development and commercialization of Lumacan. Salix now has an exclusive worldwide license to Lumacan, excluding the Nordic region.

Carolyn Logan, President and CEO, Salix Pharmaceuticals, stated, “After further development and, if approved by the FDA, Lumacan has the potential to significantly improve the earlier detection and diagnosis of colon cancer, with the possibility to innovate the way in which colorectal cancer screening is conducted today. We believe this groundbreaking agent could serve a strategic role in expanding our current bowel cleansing business and advancing our mission to provide healthcare providers with the most effective solutions in gastrointestinal disease.”

Lumacan is a novel agent intended for prescription use in colon cancer screening and diagnosis. Lumacan is based on the accumulation of a photosensitizer in the target cells that upon illumination generate fluorescence and as a result become easily identified. Lumacan contains hexamiolevulinate. Hexamiolevulinate is marketed in Europe for the detection of bladder cancer

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under the trademark Hexvix®. Currently hexamiolevulinate is approved by the FDA and will be marketed by GE Healthcare in the United States for the detection of bladder cancer under the trademark Cysview™.

“Colon cancer screening is conducted through the visual examination of the colon by means of standard “white-light” colonoscopy. However, the limitations of standard colonoscopy to detect lesions, particularly “flat lesions”, contribute to the need for agents designed to assist in the earlier detection of difficult-to-identify pre-cancerous and cancerous lesions, especially in high-risk patients,” stated Bill Forbes, Executive Vice President, Research and Development and Chief Development Officer, Salix. “Early stage research with Lumacan has demonstrated that administration via an enema formulation using “blue-light” colonoscopy identified approximately 65% more lesions compared to standard, or “white-light”, colonoscopy. Our hope is that the development of an easy-to-use, well-tolerated oral formulation of Lumacan, used in conjunction with standard colonoscopy, will provide an innovative approach to assist in the removal of additional high risk lesions that otherwise could go undetected using the current standard colonoscopy procedures. We believe the improved detection and diagnostic capabilities of Lumacan, especially in targeted high-risk and follow-up patients, has the potential to save lives.”

Patents for Lumacan provide intellectual property protection to 2019 and pending applications have the potential to extend protection to 2030. Upon marketing approval, Lumacan will be eligible for 3 years of exclusivity in the United States.

Salix will pay Photocure a $4.0 million upfront fee. Financial terms of the transaction are weighted on the successful regulatory approval and subsequent commercial success of Lumacan, with potential milestone payments totaling $126.5 million. Salix also will pay royalties on net sales and non-U.S. sublicense revenue. Salix will control and fund the worldwide development, registration and commercialization activities for Lumacan. Photocure will fund up to $3.0 million of formulation development activities.

Colon cancer is the third most frequently diagnosed cancer in the United States, excluding skin cancer. Colonoscopy is the key to early detection and prevention. Approximately 14 million

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colonoscopies are conducted annually in the United States, and it is estimated that U.S. annual peak prescription sales of Lumacan could exceed $500 million.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; reliance on collaborators; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our reliance on a limited number of products, particularly Xifaxan; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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Photocure signs agreement with Salix Pharmaceuticals for Lumacan™

Oslo, Norway, 20 October, 2010; Photocure (OSE: PHO), a Norwegian specialty pharmaceutical company focused in dermatology and cancer, announced today it has signed a strategic global agreement with Salix Pharmaceuticals Ltd. (NASDAQ:SLXP), the US specialty pharmaceutical company focused on gastrointestinal diseases, for the development and commercialisation of Lumacan. Lumacan is a photodynamic colorectal diagnostic intended to significantly improve the detection of precancerous and cancerous lesions in the colon through fluorescence diagnosis.

Under the agreement, Salix will obtain an exclusive worldwide license to Lumacan excluding the Nordic region. Photocure will receive a signing fee of US$4 million and is entitled to receive additional milestone payments totalling up to US$126.5 million, if certain conditions are satisfied. The milestones relate to development, regulatory events and sales achievement. In addition to the milestones, Salix will pay Photocure tiered double digit royalties on net sales and pay a percentage of all Salix sublicense revenue worldwide outside of the US. Salix will control and cover development, registration and commercialisation costs for Lumacan worldwide, with Photocure covering certain costs of formulation development up to US$3 million.

Photocure has retained the rights to market and sell Lumacan in the Nordic countries. In addition to the development of Lumacan for colorectal cancer, Salix has the exclusive right to explore and develop products for additional indications involving the diagnosis of gastrointestinal dysplasia and cancer. Payments for products in respect of any such additional indications will be negotiated if and when new product development is initiated.

Colon cancer is traditionally diagnosed through colonoscopies (visual examination) with white light. It is increasingly being recognized that standard white-light colonoscopy has limitations in the detection of colon cancer. Earlier studies undertaken by Photocure have demonstrated an increased detection rate of nearly 40% when Lumacan-colonoscopy diagnostic was used. Lumacan is currently in Phase I/II trials.

Photocure and Salix believe earlier detection and diagnosis of precancerous and cancerous lesions in the colon could ultimately lead to better targeted therapeutic care and increased colorectal cancer survival rates in patients. Lumacan is being developed for use in conjunction with standard white light colonoscopy diagnosis. Annually, approximately 14 million colonoscopies are performed in US. Lumacan will target high risk screening patients and diagnostic patients in follow-up of colon cancer. Collectively, these subgroups are estimated to be approximately 20% of total colonoscopies undertaken.

Chief Executive Officer of Photocure, Kjetil Hestdal, said “We are delighted to have signed this agreement with Salix Pharmaceuticals. The value of the deal in this early clinical phase reflects the great potential of Lumacan. Given its successful expertise and experience in developing and marketing treatments for gastrointestinal diseases, Salix is an excellent partner to take Lumacan to the market. We believe this agreement represents the best way to accelerate the development of Lumacan and create long term value for our shareholders. We look forward to working closely with Salix on the future development of Lumacan.”

Chief Executive Officer of Salix Pharmaceuticals, Carolyn Logan, stated “We believe Lumacan is truly an innovative and groundbreaking diagnostic which should complement our portfolio of gastrointestinal offerings. Lumacan’s efficacy results thus far have been promising and show great potential if approved for marketing by the FDA. Lumacan will be our first gastrointestinal diagnostic product and we hope to save lives through earlier and more successful colon cancer detection.”

- Ends -

For further information, please contact

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Photocure

President & CEO

Kjetil Hestdal

Phone: + 47 913 19 535

Email: kh@photocure.no

CFO Christian Fekete

Phone: + 47 916 42 938

Email: cf@photocure.no

Media Enquiries

Capital MS&L

Mary Clark, Justine Lamond and Hollie Vile

Ph: +44 (0)20 7307 5337

Email: Photocure@capitalmsl.com

About Lumacan and colon cancer

Colon cancer is traditionally diagnosed through colonoscopies (visual examination) with white light. It is increasingly being recognized that standard white-light colonoscopy has considerable limitations in the optimal detection of colon cancer. Lumacan is being developed to increase the detection rate for polyps and colon cancer through fluorescence diagnosis. Earlier studies undertaken by Photocure have shown a significant increased detection rate when Lumacan-colonoscopy diagnostic was used. It is currently in Phase I/II trials. The market for colonoscopies is growing as a result of extensive patient screening programs in Europe and USA. In the US, it is estimated approximately 14 million colonoscopies are undertaken annually for diagnosis of colon cancer.

About Photocure

Photocure is a Norwegian speciality pharmaceutical company listed on the Oslo Stock Exchange (OSE: PHO). The company develops and sells pharmaceuticals and medical devices for the photodynamic treatment and diagnosis of cancer and selected dermatology indications.

Photocure’s commercial activities includes own marketing and sales in selected markets as well as out-licensing to leading pharmaceutical companies on a regional or global basis prior to Phase III.

Photocure has one proprietary pharmaceutical product on the market: Hexvix®, for the diagnosis of bladder cancer. Hexvix® is approved in Europe and under priority review by FDA in the US. In addition, the company has developed a proprietary light source, which is used in combination with the Visonac™ cream. Through worldwide studies, Photocure is continuously testing its products for new indications, and the aim is to develop a pipeline of follow-on products based on the Photocure Technology™ platform.

Photocure® and Hexvix® are registered trademarks of Photocure ASA.

For more information about Photocure, visit our website at www.photocure.com

About	Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in–license late–stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets Xifaxan (rifaximin tablets 200mg and 550mg ), MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic

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anhydrous, USP) Tablets,), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended–release capsules 0.375 g., METOZOLV® ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL–HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL–HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Budesonide foam, crofelemer and rifaximin for additional indications are under development.

For full prescribing information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, on Salix products, please visit www.salix.com or contact the Company at 919 862–1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.” For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: reliance on collaborators; the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved product; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that Photocure files with the Norwegian Securities Authority and Salix files with the U.S. Securities and Exchange Commission.